UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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BOB EVANS FARMS, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 8, 2008
10:00 a.m. Eastern Time
Southern Theatre
21 E. Main St.
Columbus, Ohio 43215

Dear Stockholder:

We invite you to attend the 2008 Annual Meeting of Stockholders of Bob Evans Farms, Inc. The meeting will be held on Monday, September 8, 2008, at 10:00 a.m. Eastern Time at the Southern Theatre, 21 E. Main St., Columbus, Ohio 43215. Doors will open at 9:00 a.m.

Business for the meeting includes:

(1) Electing the three director nominees named in our proxy statement;

(2)	Ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm; and

(3) Transacting other business that may properly come before the meeting.

The proxy statement accompanying this notice describes each of these items in detail. We have not received notice of any other matters that may be properly presented at the meeting.

The Board of Directors has set July 10, 2008, as the record date for the meeting. This means that only stockholders of record at the close of business on that date are entitled to vote in person or by proxy at the meeting.

We are pleased to take advantage of rules recently adopted by the Securities and Exchange Commission that allow companies to provide proxy materials to their stockholders on the Internet. We believe these new rules will allow us to provide our stockholders with the information they need, while decreasing our printing and delivery costs and reducing the environmental impact of our annual meeting. If you plan to attend the annual meeting in person, please read the back cover of the proxy statement for important information about admission requirements for the annual meeting.

Your vote is very important. Please vote as soon as possible even if you plan to attend the annual meeting.

By Order of the Board of Directors,

Mary L. Garceau
Vice President, General Counsel and
  Corporate Secretary

Columbus, Ohio
July 29, 2008

i

3776 S. High St.
Columbus, Ohio 43207

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where will the annual meeting be held?

The annual meeting will be held on Monday, September 8, 2008, at 10:00 a.m. Eastern Time, at the Southern Theatre, which is located at 21 E. Main St., Columbus, Ohio 43215.

Why did I receive these proxy materials?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at our 2008 Annual Meeting of Stockholders. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is intended to assist you in voting your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission, we are making this proxy statement and annual report available to our stockholders electronically through the Internet. On July 29, 2008, we began mailing to our stockholders of record at the close of business on July 10, 2008, a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of our proxy materials in the mail unless you request them. Instead, the Notice has instructions on how you can access and review all of the important information contained in the proxy statement and annual report. The Notice also contains instructions on how you may submit your proxy through the Internet. If you received a Notice in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting these materials.

Will the annual meeting be Webcast?

Yes, our annual meeting will be Webcast. You can access the Webcast beginning at 9:30 a.m. Eastern Time, on September 8, 2008, by visiting the “Investors” section of our Web site, www.bobevans.com. An archived copy of the Webcast also will be available on our Web site for one year following the annual meeting.

Who may vote at the annual meeting?

Our Board of Directors has set July 10, 2008, as the record date for the 2008 annual meeting. This means that only stockholders of record at the close of business on that date are entitled to vote at the annual meeting or any adjournment(s) of the annual meeting. At the close of business on July 10, 2008, there were 30,882,872 shares of our common stock, par value $.01 per share, outstanding. Each share of common stock entitles the holder to one vote on each item to be voted upon at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our Stock Transfer Department, you are considered the “stockholder of record” of those shares. We sent the Notice directly to all stockholders of record. Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and the Notice was forwarded to you by that organization. The organization holding your shares is the stockholder of record for purposes of voting the shares at the annual meeting. As the beneficial owner, you have the right to direct that organization how to vote the shares held in your account by following the voting instructions provided to you by that organization.

How do I vote?

If you are a stockholder of record, you can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	Internet — You can vote over the Internet at www.proxyvote.com;

•	Telephone — If you are located in the United States, you may vote by telephone by calling (800) 690-6903; or

•	Mail — If you received your proxy materials by mail, you can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

The deadline for voting through the Internet or by telephone is 11:59 p.m. Eastern Time, on September 7, 2008. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

If you are a beneficial owner, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the annual meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other stockholder of record, you must bring an account statement or a letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 10, 2008.

What if my shares are held through the Bob Evans 401(k) plan?

If you participate in our 401(k) plan and have money invested in the Bob Evans common stock fund, you can instruct the trustee of the 401(k) plan how to vote those shares. If you do not instruct the trustee how to vote, then the shares you hold through the 401(k) plan will not be voted at the annual meeting.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the annual meeting, but do not complete the voting instructions, your shares will be voted:

•	FOR the election of each of the director nominees listed under “PROPOSAL 1: ELECTION OF DIRECTORS” and

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, as described under “PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Can other matters be decided at the annual meeting?

On the date this proxy statement was printed, we did not know of any matters to be raised at the annual meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the annual meeting, then the individuals appointed by our Board (i.e., the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

May I revoke or change my vote?

Yes, you may revoke or change your vote in any of the following ways:

•	sending written notice to our Corporate Secretary at 3776 S. High St., Columbus, Ohio 43207, which must be received prior to the annual meeting;

•	submitting a later-dated proxy, which we must receive prior to the annual meeting;

•	casting a new vote through the Internet or by telephone before 11:59 p.m. Eastern Time, on September 7, 2008; or

•	attending the annual meeting and revoking your proxy in person if you are the stockholder of record of your shares.

If your shares are held in the name of your broker, bank or other stockholder of record and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 10, 2008. Attending the annual meeting will not, by itself, revoke your proxy.

How can I get electronic access to the proxy materials?

If you received your annual meeting materials by mail, we strongly encourage you to conserve natural resources and reduce our printing and processing costs by signing up to receive future proxy materials via e-mail or the Internet. The Notice will provide you with instructions how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who pays the cost of proxy solicitation?

We will pay the expenses of soliciting proxies, other than the Internet access and telephone usage charges you may incur if you access our proxy materials or vote through the Internet. Our employees may solicit proxies by further mailings, by telephone, electronic mail, facsimile or by personal contact, without receiving any additional compensation. We will also pay the standard charges and expenses of brokers, banks and other stockholders of record for forwarding proxy materials to the beneficial owners of our stock.

What are the voting requirements to elect the directors and to approve the other proposal discussed in the proxy statement?

We must have a quorum at the annual meeting in order to vote on the proposals. Under our Bylaws, a quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a stockholder of record, such as a broker or bank, does not vote on a proposal because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on that proposal.

If you are a beneficial owner, your stockholder of record has discretionary authority to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if it does not receive voting instructions from you.

At the request of our stockholders, we amended our Bylaws to implement majority voting for uncontested director elections. Under this procedure, a majority of the votes cast at the annual meeting with respect to that director’s election must be voted “for” the election of the nominee. Abstentions and broker non-votes will not be counted as votes “for” or “against” the election of the director. For more information on majority voting, see “PROPOSAL NO. 1: ELECTION OF DIRECTORS.”

Under our Bylaws, the number of votes cast “for” must exceed the number of votes cast “against” the ratification of Ernst & Young LLP as our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes “for” or “against” this proposal.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” This procedure reduces our printing costs and postage fees. Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice and/or one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to have separate proxies and have the right to vote separately. Also, householding will not affect dividend check mailings in any way.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice or proxy materials and you wish to receive only a single copy of these documents for your household, please contact our Stock Transfer Department at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207 or (614) 492-4952. If you currently participate in householding and wish to receive a separate copy of our Notice or proxy materials, our Stock Transfer Department will send you a separate copy upon your written or oral request. You may also contact our Stock Transfer Department if you wish to receive separate copies of the Notice or proxy materials in the future.

Beneficial owners can request information about householding from their banks, brokers or other stockholders of record.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the stockholders known to us to be the beneficial owners of more than five percent of our outstanding common stock as of July 10, 2008.

Name and Address	Amount and Nature
of Beneficial Owner	of Beneficial Ownership(1)	Percent of Class(2)

Barclays Global Investors, NA	3,002,656(3)	9.7%
Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 94105
Dimensional Fund Advisors LP	2,949,736(4)	9.6%
12990 Ocean Avenue, 11th Floor Santa Monica, California 90401
Advisory Research, Inc.	2,474,774(5)	8.0%
180 North Stetson Street, Suite 5500 Chicago, Illinois 60601
Ariel Capital Management, LLC	2,167,893(6)	7.0%
200 East Randolph Drive, Suite 2900 Chicago, Illinois 60601

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to the common stock reflected in the table.

(2)	The percent of class is based upon 30,882,872 shares of common stock outstanding on July 10, 2008.

(3)	Barclays Global Investors, NA, a bank, has sole voting power over 1,774,500 shares and sole investment power over 2,063,294 shares. Barclays Global Fund Advisors, an investment adviser, has sole voting and investment power over 819,736 shares. Barclays Global Investors, LTD, 1 Royal Mint Court, London, EC3N 4HH, has sole voting power over 55,840 shares and sole investment power over 62,685 shares. Barclays Global Investors Japan Limited, Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan has sole voting and investment power over 56,941 shares. Additionally, the following entities may be deemed to beneficially own the reported shares: Barclays Global Investors Japan Trust and Banking Company Limited, Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan; Barclays Global Investors Canada Limited, Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada, Ontario M5J 2S1; Barclays Global Investors Australia Limited, Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220; Barclays Global Investors (Deutschland) AG, Apianstrasse 6, D-85774, Unterfohring, Germany. All of the foregoing is based on information contained in an amended Schedule 13G filed with the SEC by the aforementioned Barclays entities on February 5, 2008.

(4)	Dimensional Fund Advisors LP, formerly known as Dimensional Fund Advisors Inc. (“Dimensional”), furnishes investment advice to four registered investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over shares of our common stock owned by the funds and may be deemed to beneficially own shares held by the funds. All of the reported shares are owned by the funds and Dimensional disclaims beneficial ownership of these shares. All of the foregoing is based on information contained in an amended Schedule 13G filed with the SEC by Dimensional on February 6, 2008.

(5)	Advisory Research, Inc., an investment adviser, has sole voting and investment power over 2,474,774 shares. All of the foregoing is based on information contained in a Schedule 13G filed with the SEC by Advisory Research, Inc. on February 13, 2008.

(6)	Ariel Capital Management, LLC (“Ariel”) has sole investment power over 2,167,893 shares and sole voting power over 960,627 shares. All of the foregoing is based on information contained in an amended Schedule 13G filed with the SEC by Ariel on February 12, 2008.

The following table summarizes, as of July 10, 2008, the amount of our common stock beneficially owned by each director, each executive officer named in the “Summary Compensation Table,” and by all of our current directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership(1)
			Common Shares Which Can
			Be Acquired Upon
Name of Beneficial	Common Shares		Exercise of Options
Owner or Group	Presently Held		Exercisable Within 60 Days	Total	Percent of Class(2)

Larry C. Corbin(3)	56,359	(4)	203,237	259,596		*
Steven A. Davis(3)(5)	135,213		17,426	152,639		*
Daniel A. Fronk(3)	28,300	(6)	9,633	37,933		*
Michael J. Gasser(3)	15,393		16,870	32,263		*
Randall L. Hicks(5)	10,608	(7)	6,128	16,736		*
E.W. (Bill) Ingram III(3)	21,126		16,870	37,996		*
Cheryl L. Krueger(3)	16,048		554	16,602		*
G. Robert Lucas II(3)	18,167	(8)	16,870	35,037		*
Donald J. Radkoski(5)	54,758	(9)	140,700	195,458		*
Bryan G. Stockton(3)	5,659		0	5,659		*
J. Michael Townsley(5)	13,904		13,876	27,780
Paul S. Williams(3)	3,400		0	3,400
Roger D. Williams(5)	36,941	(10)	127,386	164,327		*

All current executive officers and directors as a group (20 persons)	457,541	(11)	634,676	1,092,217	3.5%

*	Represents ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the shares of common stock reflected in the table. All fractional shares have been rounded to the nearest whole share.

(2)	The percent of class is based on 30,882,872 shares of common stock outstanding on July 10, 2008, and includes the number of shares of common stock that the named person has the right to acquire beneficial ownership of upon the exercise of stock options exercisable within 60 days of July 10, 2008.

(3)	Member of our Board of Directors.

(4)	Includes 239 shares of common stock held by Mr. Corbin’s spouse, as to which she has sole voting and investment power. Mr. Corbin also holds one nonvoting preferred share of BEF REIT, Inc., a subsidiary of the company (“BEF REIT”), as to which he has sole investment power. Mr. Corbin’s spouse also holds one nonvoting preferred share of BEF REIT, as to which she has sole investment power.

(5)	Executive officer listed in the Summary Compensation Table.

(6)	Includes 5,133 shares of common stock held in the Josephine A. Fronk Trust over which Mr. Fronk, in his capacity as trustee, has sole voting and investment power.

(7)	Includes six shares of common stock held by Mr. Hicks as custodian for the benefit of his son. Additionally, Mr. Hicks holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power.

(8)	Includes 3,884 shares held in a defined benefit pension plan rollover account over which Mr. Lucas, in his capacity as trustee of the account, has sole voting and investment power.

(9)	Includes 35 shares of common stock held by Mr. Radkoski as custodian for the benefit of his children. Additionally, Mr. Radkoski holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power. Mr. Radkoski also holds two nonvoting preferred shares of BEF REIT as custodian for the benefit of his children.

(10)	Includes 6,665 shares of common stock held in a trust over which Mr. Williams and his spouse, in their capacities as trustees, share voting and investment power and 8,101 shares of common stock held jointly by Mr. Williams and his spouse with whom he shares voting and investment power. Additionally, Mr. Williams holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power. Mr. Williams’ spouse also holds one nonvoting preferred share of BEF REIT, as to which she has sole investment power.

(11)	See notes (4) and (6) through (10) above. As a group, our current directors and executive officers and their immediate family members who reside with them hold 11 nonvoting preferred shares of BEF REIT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that our directors and executive officers and any person or entity holding more than 10 percent of our outstanding common stock report their initial ownership of our common stock, and any subsequent changes in their ownership, to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any late reports.

Based on a review of (1) Section 16(a) ownership reports filed on behalf of these individuals for their transactions during fiscal 2008 and (2) documentation received from one or more of these individuals that no annual Form 5 reports were required to be filed for them for fiscal 2008, we believe that all SEC filing requirements were met.

PROPOSAL 1: ELECTION OF DIRECTORS

Size and Structure of the Board of Directors

Our Bylaws state that the number of directors will be determined by the Board, which has set the number at nine. Based on our Bylaws, the directors are divided into three classes with each class consisting of three directors. Each class of directors serves for a three-year term when elected.

The shares of common stock represented by all valid proxies will be voted as instructed or, if no instructions are given, will be voted for the election of the Board’s nominees. We believe that all of the nominees will be available and able to serve if elected to the Board. However, if a nominee becomes unavailable or unable to serve, the individuals selected by the Board as proxies will have discretion to vote for the remaining nominees, as well as any person nominated as a substitute by the Board.

Voting Standards for Director Elections

At the request of our stockholders, the Board amended our Bylaws and Corporate Governance Principles to provide that, in uncontested elections (i.e., elections where the number of nominees is the same as the number of Board seats available), directors are elected by a majority of the votes cast. This means that more than 50 percent of the shares voted at the annual meeting must be cast in favor of the election of that director. Abstentions and broker non-votes do not count as votes cast.

Our Bylaws provide that before any incumbent director may be nominated for re-election by the Board, he or she must submit an irrevocable resignation, which would become effective if:

•	the director does not receive more than 50 percent of the votes cast at the annual meeting, and

•	the Board accepts the resignation in accordance with policies and procedures adopted by the Board for such purposes.

If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee and the Board will consider whether to accept the director’s resignation in light of the best interests of our company and our stockholders. When making this decision, the Nominating and Corporate Governance Committee and the Board may consider any factors they determine to be appropriate and relevant, including any stated reasons why stockholders voted against the incumbent director (and any alternatives for addressing those reasons) and whether the loss of the director would:

•	eliminate a financial expert from the Audit Committee;

•	cause the Board to have less than a majority of independent directors;

•	cause us to fail to satisfy NASDAQ listing requirements;

•	result in our default or breach under any loan covenants or other material contracts; or

•	trigger a significant payment by us under an employment contract or other contract.

The Board expects that an unsuccessful incumbent will voluntarily agree not to participate in any meetings of the Nominating and Corporate Governance Committee and the Board regarding his or her resignation. The Board must decide whether to accept or reject the director’s resignation within 90 days after receipt of the certified final stockholder vote for the election of directors. Within four business days following acceptance or rejection of the resignation, we will file a report with the SEC on Form 8-K discussing the Board’s decision and rationale.

Information Regarding Nominees for Election and Incumbent Directors

At the 2008 annual meeting, three Class I directors will be nominated for election. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Cheryl L. Krueger and G. Robert Lucas II for re-election and Eileen A. Mallesch for election as Class I directors. If elected, these three individuals will each serve for a three-year term.

The following table shows the nominees for election to the Board, the directors whose terms in office will continue after the annual meeting, and information about each nominee and continuing director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

NOMINEES — TERMS TO EXPIRE IN 2011 (CLASS I)

Name	Age	Director Since	Principal Occupation for Past Five Years

Cheryl L. Krueger	56	1993	President and Chief Executive Officer of Cheryl & Co., Inc., a manufacturer and retailer of gourmet foods and gifts, Columbus, Ohio, since 1986.
G. Robert Lucas II	64	1986	Trustee of The Jeffrey Trusts, trusts for the descendants of Joseph A. Jeffrey, Columbus, Ohio, since 2002.
Eileen A. Mallesch	52	N/A	Senior Vice President, Chief Financial Officer: Nationwide Property & Casualty Operations, Nationwide Insurance, Columbus, Ohio, since November 2005; Senior Vice President, Chief Financial Officer, Genworth Life Insurance, Lynchburg, Virginia, from April 2003 to November 2005; Vice President, Chief Financial Officer, Genworth Group Insurance from October 2000 to April 2003.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2009 (CLASS II)

Name	Age	Director Since	Principal Occupation for Past Five Years

Larry C. Corbin	66	1981	Retired Interim Chief Executive Officer and President since 2006; Interim Chief Executive Officer and President from 2005 to 2006; Retired Executive Vice President of Restaurant Operations from 2004 to 2005; Executive Vice President of Restaurant Operations from 1995 to 2004, in each case of Bob Evans Farms, Inc.
Steven A. Davis	50	2006	Chairman of the Board of Bob Evans Farms, Inc. since September 2006; Chief Executive Officer of Bob Evans Farms, Inc. since May 2006; President, Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands), Louisville, Kentucky, from 2002 to 2006; Senior Vice President and General Manager of Pizza Hut, Inc. (Yum! Brands) from 1993 to 2002.
Paul S. Williams	48	2007	Managing Director, Major, Lindsey and Africa, a legal executive search firm, Chicago, Illinois, since May 2005; Chief Legal Officer and Executive Vice President, Cardinal Health, Inc., a healthcare services provider, Columbus, Ohio from April 2001 to May 2005.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2010 (CLASS III)

Name	Age	Director Since	Principal Occupation for Past Five Years

Michael J. Gasser	57	1997	Chairman of the Board, Chief Executive Officer and President of Greif, Inc., a manufacturer of shipping containers and containerboard, Delaware, Ohio, since 1994.
E.W. (Bill) Ingram III	57	1998	President and Chief Executive Officer of White Castle System, Inc., a quick-service hamburger chain, Columbus, Ohio, since 1972.
Bryan G. Stockton	54	2006	Executive Vice President — International of Mattel, Inc., an international toy company, El Segundo, California, since 2003; Executive Vice President — Business Planning and Development of Mattel, Inc. from 2000 to 2003.

CORPORATE GOVERNANCE

Board Responsibilities

The Board oversees, counsels and directs management in the long-term interests of our company and our stockholders. The primary responsibilities of the Board and its committees include:

•	evaluation, approval and monitoring of our business, strategic and financial objectives, plans and actions;

•	assessment and mitigation of our major risk factors;

•	selection, evaluation and compensation of our executive officers, including our Chairman and Chief Executive Officer;

•	succession planning; and

•	oversight of the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.

The Board has designated Mr. Gasser as its “Lead Independent Director” to coordinate the activities of the other independent directors and to perform other functions that will serve the best interests of our company and our stockholders. The Lead Independent Director’s specific responsibilities are to:

•	provide direction to the Chairman and Chief Executive Officer regarding an appropriate schedule for Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with our operations;

•	approve with the Chairman and Chief Executive Officer the agenda and schedules for each Board meeting with the understanding that agenda items requested on behalf of the independent directors will be included in the agenda;

•	advise the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management that is necessary or appropriate for the independent directors to perform their duties effectively and responsibly, with the understanding that the independent directors will receive any information requested on their behalf by the Lead Independent Director;

•	call, coordinate, develop the agenda for, and chair meetings of the independent directors;

•	act as principal liaison between the independent directors and the Chairman and Chief Executive Officer on sensitive issues and, when necessary, ensure the full discussion of those issues at Board meetings;

•	assist the Nominating and Corporate Governance Committee, the Board, and management in ensuring compliance with, and implementation of, our Corporate Governance Principles;

•	provide input to the Nominating and Corporate Governance Committee regarding the appointment of the chairs and members of Board committees;

•	serve as Chairman of the Board when the Chairman and Chief Executive Officer is not present; and

•	serve as a liaison for consultation and communication with our stockholders when requested by our stockholders.

The independent directors meet in executive sessions, without management and the non-independent directors, at the conclusion of each Board meeting and at other times they deem necessary or appropriate. The Lead Independent Director presides at these sessions.

Director Independence

Our Board follows the rules of The NASDAQ Stock Market LLC (“NASDAQ”) in determining whether our directors are “independent.” The NASDAQ rules contain both bright-line, objective tests and a subjective test for determining who is an independent director. The objective tests provide specific situations where a director will not be considered independent. For example, a director is not independent if he or she is employed by us or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

All of our non-employee directors qualify as independent under the objective tests, except for Mr. Corbin (who was disqualified due to his service as our interim Chief Executive Officer in 2006). In evaluating independence under the subjective test, the Board reviewed and discussed all relevant facts and circumstances, including information provided by the directors and management regarding each non-employee director’s business and personal activities as they relate to us. The Board considered transactions between us and entities associated with the independent directors or members of their immediate family. These transactions were reviewed in the context of the NASDAQ objective tests, the special standards established by the SEC for members of audit committees, and the special standards established by the SEC and the Internal Revenue Service for compensation committee members. The Board reviewed the following transactions in its independence determinations:

•	Mr. Gasser is the Chairman of the Board, Chief Executive Officer and President of Greif, Inc., a manufacturer of shipping containers and containerboard. During fiscal 2008, we purchased products from Greif, Inc., as described in more detail under “Transactions with Related Persons.” The Nominating and Corporate Governance Committee and the Board determined that this relationship did not interfere with Mr. Gasser’s independent judgment in carrying out his responsibilities as a director because: (1) the payments were for products purchased in the ordinary course of our business and (2) the aggregate cost of the products purchased was less than one percent of Greif, Inc.’s 2007 gross revenues. We began purchasing these products from different suppliers during fiscal 2007 and completed this transition during fiscal 2008. We do not currently purchase any products from Greif.

•	Ms. Krueger serves as President and Chief Executive Officer of Cheryl & Co., a manufacturer and retailer of gourmet foods and gifts, and a subsidiary of 1-800-Flowers. During fiscal 2008, we purchased approximately $36,000 worth of a food product from Cheryl & Co. while we identified a new supplier for this product. The Nominating and Corporate Governance Committee and the Board determined that the relationship was not material and did not interfere with Ms. Krueger’s independent judgment in carrying out her responsibilities as a director because: (1) at Ms. Krueger’s request, 1-800-Flowers has agreed to exclude the impact of sales of products by Cheryl & Co. to us when determining her compensation; (2) the payments were for products purchased in the ordinary course of our business; (3) the aggregate cost of the products we purchased was less than five percent of Cheryl & Co’s 2007 gross revenues; and (4) we believe that we purchased the product on terms no less favorable to us than those that could have been reached with another supplier. We stopped purchasing the food product from Cheryl & Co. during fiscal 2008.

•	Mr. Fronk’s son owns a majority interest in Invision, a small marketing design company. During fiscal 2008, we purchased a very small quantity of marketing materials from Invision. The Nominating and Corporate Governance Committee and the Board determined that this relationship was not material and did not interfere with Mr. Fronk’s independent judgment in carrying out his responsibilities as a director because: (1) Mr. Fronk does not serve as a director or officer of Invision; (2) the payments were for products purchased in the ordinary course of our business; and (3) the aggregate cost of the products we purchased during fiscal 2008 was very small (less than $5,000).

•	Ms. Mallesch serves as Senior Vice President and Chief Financial Officer of each of Nationwide Mutual Insurance Company (“NMIC”), Nationwide Mutual Fire Insurance Company, Nationwide Insurance Company of Florida, Nationwide Assurance Company and Nationwide Property and Casualty Insurance Company, all of which are property-casualty insurance companies. NMIC is the ultimate majority parent company of Nationwide Financial Services, Inc. (“NFS”), which is the holding company for Nationwide Life Insurance Company (“NLIC”) and other companies that comprise the domestic life insurance and retirement savings operations of the Nationwide group of companies (“Nationwide”). NFS and its subsidiaries sell their products through a diverse distribution network. Among the Nationwide entities that market products directly to customers are two with which we had relationships and transactions during fiscal 2008 and continue to: (a) Mullin TBG Insurance Agency Services, LLC (“Mullin TBG”), a joint venture between NFS’ majority-owned subsidiary TBG Insurance Services Corporation d/b/a TBG Financial (“TBG Financial”), and an unaffiliated third party; and (b) Nationwide Funds Group (“NFG”), which is wholly-owned by NFS. Ms. Mallesch does not serve as an executive officer or director or hold a similar position with NFS or any of its subsidiaries.

During fiscal 2008, NMIC and two of the members of the Nationwide group held Senior Notes issued by our subsidiary BEF Holding Co., Inc. (“BEF Holding”): (a) NLIC held $7 million principal amount of BEF Holding’s Series A 3.74% Senior Notes (the “Series A Senior Notes”) until they matured on July 28, 2007 and held, and continues to hold, $10 million principal amount of BEF Holding’s Series B 4.61% Senior Notes (the “Series B Senior Notes”) which are due to mature on July 28, 2010; (b) Nationwide Life and Annuity Insurance Company (“NLAIC”), a wholly-owned subsidiary of NLIC, held $3 million principal amount of the Series A Senior Notes until they matured and held, and continues to hold, $2 million principal amount of the Series B Senior Notes; and (c) NMIC held, and continues to hold, $3 million principal amount of the Series B Senior Notes. During fiscal 2008, BEF Holding made principal payments to NLIC and NLAIC in the aggregate amount of $10 million in respect of the Series A Senior Notes upon their maturity in addition to interest payments to NLIC, NLAIC and NMIC in the aggregate amount of $878,500 under the Series A Senior Notes (prior to their maturity) and the Series B Senior Notes.

In January 2007, we entered into an arrangement with Mullin TBG whereby Mullin TBG is the plan recordkeeper for two of our nonqualified deferred compensation plans — the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Executive Deferral Plan and the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan. These two plans are informally funded by company-owned life insurance (“COLI”) policies using NLIC’s Private Placement Group Flexible Premium Variable Universal Life Insurance contracts (where policy values are held in a separate account of NLIC; the policy owner allocates premiums/policy values among various investment choices; and policy performance is based on market results). We transferred ownership of these policies to a rabbi trust of which Wachovia Bank is the current trustee. The assets held in the rabbi trust are included in our consolidated financial statements. Participants in these two nonqualified deferred compensation plans have the capability to allocate their deferrals and company contributions among 16 different investment crediting options. These funds are used to measure the gains or losses that will be attributed to participants’ accounts over time. Participants’ accounts remain part of our general liabilities. The initial COLI policies purchase of $16,764,000 of life insurance death benefits included aggregate first year policy premiums of $18,189,214.54 (proceeds from policy exchanges and surrenders) paid to NLIC during fiscal 2008, and a cash surrender value as of June 30, 2008 of $20,406,288.20.

During fiscal 2008, due to the COLI policies’ maximized first year premium capacity, through Wachovia Bank, as the trustee of the rabbi trust, we purchased Nationwide institutional share class securities, which are similar to the funds available in the COLI policies, for an aggregate amount of $3,311,987.84. This amount represented the deferrals by participants in the two nonqualified deferred compensation plans for this period. Upon the COLI policies’ second policy anniversary, Wachovia Bank sold the Nationwide institutional share class securities on June 19, 2008 and proceeds in the amount of $3,288,770.09 were paid as premiums to NLIC.

The Nominating and Corporate Governance Committee and the Board determined that these relationships are not material and will not interfere with Ms. Mallesch’s independent judgment in carrying out her responsibilities as a director because: (i) the payments made and to be made by BEF Holding to NLIC, NLAIC and NMIC in respect of the Series A Senior Notes and the Series B Senior Notes arose and will arise solely from the investment by those entities in BEF Holding’s securities, which the NASDAQ rules specify will not preclude a determination of independence; (ii) Ms. Mallesch does not serve as an executive officer or director or hold a similar position with NLIC, Mullin TBG or NFG; and (iii) the aggregate amount of the payments made by us and BEF Holding during fiscal 2008 in respect of the relationships and transactions described above represented less than one percent of the consolidated gross revenues for the last fiscal year (which ended December 31, 2007) of NMIC, the corporation for which Ms. Mallesch serves as an executive officer and the ultimate majority parent of all of the entities in the Nationwide group. Additionally, NFS has publicly disclosed that it is committed to a plan to sell its interest in TBG Financial and upon such a sale, Mullin TBG would no longer be within the Nationwide group or an indirect subsidiary of NMIC.

Based on this review, the Board determined that Daniel A. Fronk, Michael J. Gasser, E.W. (Bill) Ingram III, Cheryl L. Krueger, G. Robert Lucas II, Bryan G. Stockton and Paul S. Williams all qualify as independent directors. The Board of Directors also determined that Ms. Mallesch would qualify as an independent director upon her election to the Board, although she will not satisfy the independence requirements for Audit Committee members until NFS completes the sale of its interest in TBG Financial.

Board Committees and Charters

The Board appoints the members of its committees and delegates various responsibilities and authority to its committees. The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board has determined that each member of these committees is an independent director. Each Board committee has a written charter approved by the Board. Copies of each charter are posted on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Each committee has the power to engage outside experts, advisers and counsel to assist it in its work.

The following table identifies our current committee members and indicates the number of meetings held by each committee during fiscal 2008.

	Audit	Compensation	Nominating and Corporate
Name	Committee	Committee	Governance Committee
Daniel A. Fronk	✓	Chair
Michael J. Gasser	Chair		✓
E.W. (Bill) Ingram III	✓
Cheryl L. Krueger			Chair
G. Robert Lucas II	✓	✓
Bryan G. Stockton		✓
Paul S. Williams		✓	✓
Number of meetings in fiscal 2008	4	7	6

Audit Committee.  The Audit Committee was established by the Board in accordance with Section 3(a)(58)(B) of the Exchange Act. The Audit Committee’s primary responsibilities include:

•	overseeing our accounting and financial reporting processes, audits of our consolidated financial statements and our internal audit function;

•	directly appointing, compensating and overseeing our independent registered public accounting firm;

•	instituting procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	assisting the Board in the oversight of internal control over financial reporting.

The Audit Committee also reviews and preapproves all audit services and permitted nonaudit services provided by our independent registered public accounting firm to us or any of our subsidiaries and ensures that we do not engage our independent registered public accounting firm to perform any services prohibited by law, rule or regulation.

The Board has determined that each member of the Audit Committee is independent, including under the special standards established by the SEC for members of audit committees. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheets, income statements and cash flow statements. The Board has also determined that Michael J. Gasser qualifies as an “audit committee financial expert” under SEC rules.

The Audit Committee’s responsibilities and activities are described in detail in the Audit Committee’s charter and under the “Audit Committee Report” contained in this proxy statement.

Compensation Committee.  The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers and to provide recommendations regarding management succession. The Compensation Committee’s primary responsibilities include:

•	reviewing with management and approving the general compensation policy for our executive officers and directors;

•	reviewing and approving the compensation of our executive officers in light of goals and objectives approved by the Compensation Committee;

•	administering our stock-based compensation plans and approving stock-based awards;

•	evaluating the need for, and terms of, change in control and employment/severance contracts with our executive officers;

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and stock-based compensation plans in accordance with applicable laws, rules and regulations; and

•	reviewing and making recommendations to the Board and management regarding our organizational structure and succession plans for our executive officers.

The Board has determined that each member of the Compensation Committee is independent, and is also a “non-employee director” under SEC rules and an “outside director” under tax laws and regulations.

For more information on the responsibilities and activities of the Compensation Committee, including its process for determining executive compensation and the role of our executive officers in that process, see the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” disclosures contained in this proxy statement, as well as the Compensation Committee’s charter.

The Compensation Committee has retained the services of Towers Perrin, a consulting firm, to assist the Compensation Committee with its responsibilities. The consultant reports directly to the Compensation Committee. For more information regarding the role of the compensation consultant, see the “Compensation Discussion and Analysis” contained in this proxy statement.

Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee is to identify and recommend to the Board qualified individuals for nomination, election or appointment as directors. The Nominating and Corporate Governance Committee is also responsible for overseeing and advising the Board on corporate governance matters and practices, including:

•	developing, reviewing and assessing corporate governance guidelines and principles;

•	reviewing and assessing our compliance with SEC and NASDAQ rules and other applicable legal requirements pertaining to corporate governance;

•	reviewing procedures designed to identify and, when appropriate, approving related person transactions; and

•	recommending to the Board changes to committee structure and functions as the Nominating and Corporate Governance Committee deems advisable.

The Nominating and Corporate Governance Committee’s charter describes its responsibilities and activities in detail.

In carrying out its responsibilities to identify and evaluate director nominees, the Nominating and Corporate Governance Committee may consider any factors it deems appropriate when considering candidates for the Board, including, without limitation: judgment, skill, diversity, independence, accountability, strength of character, experience with businesses and organizations of comparable size, experience with a publicly traded company, professional accomplishments, experience and skill relative to other Board members, desirability of the candidate’s membership on the Board and any committees of the Board, demonstrated leadership ability, existing relationships with the Company and potential conflicts of interest and the ability to represent the Company’s stockholders. Depending on the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee. In considering candidates for the Board, the Committee will evaluate the entirety of each candidate’s credentials. However, there are no specific minimum qualifications that must be met by a Committee-recommended nominee. Nevertheless, the Committee does believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director.

The Nominating and Corporate Governance Committee considers candidates recommended by our stockholders and evaluates them using the same criteria as for other candidates. The Nominating and Corporate Governance Committee also uses third party search firms to identify potential director candidates. In fiscal 2008, the Nominating and Corporate Governance Committee used two search firms to help identify candidates to fill Mr. Fronk’s Board seat when his term expires at the 2008 annual meeting. Ms. Mallesch was recommended to us by one of these search firms.

A stockholder who wants to recommend a prospective nominee for consideration by the Nominating and Corporate Governance Committee should submit the candidate’s name, address and qualifications to our Vice President, General Counsel and Corporate Secretary at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207.

Board Meetings and Attendance at Annual Meetings of Stockholders

The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held seven meetings during fiscal 2008. Each director is expected to attend each meeting of the Board and the committees on which he or she serves. In fiscal 2008, every director attended at least 75 percent of the meetings of the Board and the committees on which he or she served held during his or her time of service.

According to our Corporate Governance Principles, each director is expected to attend each annual meeting of our stockholders. All of our incumbent directors attended our last annual meeting of stockholders held on September 10, 2007.

Directors Serving on Boards of Other Public Companies

To ensure that directors have sufficient time to devote to Board matters, our Corporate Governance Principles provide that directors and nominees may not serve on the boards of more than three other public companies. The following directors are also directors of other public companies:

Steven A. Davis — EMBARQ Corp.
Michael J. Gasser — Greif, Inc.
Paul S. Williams — State Auto Financial Corporation

Resignation/Retirement of Directors

When a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the director must tender a letter of resignation to the Board and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider whether the director’s new occupation or retirement is consistent with the rationale for originally selecting that individual, the guidelines for Board membership (e.g., independence), and the current needs of the Board. The Nominating and Corporate Governance Committee will recommend action to be taken by the Board regarding the resignation based on the circumstances of retirement, if that is the case, or in the case of a new position, the responsibility, type of position and industry involved.

A director may not stand for re-election to the Board after his or her 70th birthday.

Stockholder Communications with the Board of Directors

The Board believes it is important for stockholders to have a process to communicate with the Board, committees of the Board and individual directors. Any stockholder may contact the Board or any member or committee of the Board, by writing to them at:

Bob Evans Farms, Inc.
c/o Vice President, General Counsel and Corporate Secretary
3776 S. High St.
Columbus, Ohio 43207

E-mails may also be sent to the Audit Committee at audit.comm@bobevans.com.

Stockholders should note that:

•	All questions and concerns regarding accounting, internal accounting controls or auditing matters are promptly forwarded to the Audit Committee for review and investigation.

•	All other communications are initially reviewed by our Vice President, General Counsel and Corporate Secretary. The Lead Independent Director is promptly notified of any such communication that alleges misconduct on the part of top management or raises legal, ethical or compliance concerns about our policies or practices.

•	The Chairman of the Board receives copies of all other Board-related communications on a periodic basis.

Typically, communications unrelated to the duties and responsibilities of the Board are not forwarded to the directors, such as product complaints and inquiries, new product and location suggestions, résumés and other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, junk mail and mass mailings.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that sets forth standards regarding honest and ethical conduct, full and timely disclosure and compliance with law. The Code of Conduct applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer and controller. A copy of the Code of Conduct is available on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Amendments to the Code of Conduct or waivers of the Code of Conduct granted to executive officers and directors will also be disclosed on our Web site within five days following the date of the amendment or waiver.

Director Compensation

Our fiscal 2008 director compensation program was amended effective September 1, 2007. Before this date, all directors who were employed by us received a monthly cash retainer of $1,200 and all non-employee directors received a monthly cash retainer of $2,000. The amendment eliminated the retainer for directors who are also employees (i.e., Mr. Davis) and increased the monthly retainer for non-employee directors to $3,000. The amendment also increased the additional retainer paid to the Lead Independent Director from $15,000 to $20,000 annually.

Our director compensation program currently provides that each non-employee director will receive an annual award of our common stock with a grant date value of $100,000 (calculated using the closing price of our common stock on the grant date). Directors who are eligible to retire from the Board of Directors (i.e., a director who reaches age 55 with at least 10 years of service or the sum of the director’s age and years of service equals at least 70 with at least 10 years of service) receive whole shares without holding requirements or restrictions on transfer while directors who are not eligible to retire receive restricted stock. The stock awards are made as soon as practicable following our annual meeting of stockholders.

Non-employee directors are also compensated for each Board and committee meeting they attend. Prior to the September 1, 2007, amendment to the director compensation program, each non-employee director was paid $1,500 for each Board meeting attended. The amendment increased this fee to $2,000 for each Board meeting attended.

Effective September 1, 2007, each non-employee director who serves as the chair or member of any committee is paid a fee of $1,750 per committee meeting attended. Each non-employee director who serves as the chair of a Board committee is also paid a monthly retainer of $625 per committee chairmanship.

Prior to the amendment, non-employee directors were paid for each committee meeting attended as follows:

	Committee Member	Committee Chair
Name of Committee	Fee Per Meeting	Fee Per Meeting

Audit Committee	$1,750	$3,000
Compensation Committee	$1,500	$2,500
Nominating and Corporate Governance Committee(1)	$1,000	$1,500

(1)	Effective June 12, 2007, the meeting fees for the Nominating and Corporate Governance Committee were increased to $1,500 per member and $2,500 for the chair.

Directors are also reimbursed for out-of-pocket expenses for travel to and from Board and committee meetings. Non-employee directors who undertake special projects and assignments at the request of the Chairman of the Board are compensated on a per diem rate of $1,000 plus expenses.

We maintain a life insurance policy with a death benefit of $50,000 on behalf of each non-employee director. We also offer group health insurance to our non-employee directors. Messrs. Corbin, Fronk and Lucas and Ms. Krueger have elected to participate in our group health insurance plan on the same terms as our employees (i.e., we pay the employer portion of their health insurance premiums, and these directors pay the employee portion of the health insurance premiums). Upon retirement, participants in our group health insurance plan must pay all health insurance premiums, including the employer portion that we pay prior to retirement. We have agreed to pay Messrs. Fronk and Lucas and Ms. Krueger a lump sum amount upon their retirement from the Board equal to a portion of the anticipated cost of the employer portion of their post-retirement health insurance premiums as determined by an actuary. Accordingly, Mr. Fronk will receive a payment of $125,179 for post-retirement health insurance premiums upon his retirement in September 2008.

The compensation we paid Mr. Davis for his Board service (prior to the elimination of fees for employee directors) is included in the “Salary” column of the “Summary Compensation Table.” The following table sets forth the compensation earned by our non-employee directors during fiscal 2008.

	Fees Earned or		All Other
Name	Paid in Cash(1)	Stock Awards(2)	Compensation		Total

Larry C. Corbin	$44,500	$100,014	$0		$144,514
Daniel A. Fronk	77,250	100,014	750	(3)	178,014
Michael J. Gasser	86,333	100,014	0		186,347
E.W. (Bill) Ingram III	54,250	100,014	0		154,264
Cheryl L. Krueger	68,000	100,014	0		168,014
G. Robert Lucas II	62,750	100,014	0		162,764
Bryan G. Stockton	52,750	192,864			245,614
Paul S. Williams	42,250	108,333	0		150,583

(1)	Represents cash earned in fiscal 2008 for monthly cash retainer fees and Board and committee meeting fees in accordance with the compensation program outlined in the narrative preceding this table.

(2)	Each non-employee director received an annual restricted stock retainer of 3,159 shares on September 10, 2007. In addition, Mr. Stockton received an award of 2,500 shares in June 2007 and Mr. Williams received an award of 241 shares in August 2007. The amounts reported reflect the fair market value of the stock on the day the shares were issued. All shares were awarded under and in accordance with our 2006 Equity and Cash Incentive Plan.

(3)	Mr. Fronk serves on our 401(k) plan committee, and the amount in this column represents the fee paid to Mr. Fronk for attending a 401(k) plan committee meeting during fiscal 2008.

COMPENSATION DISCUSSION AND ANALYSIS

What are the objectives of Bob Evans’ executive compensation program?

The overall goal of our executive compensation program is the same as our goal for operating the company — to maximize value for our stockholders over time by aligning the financial interests of our executive officers and our stockholders. We use the following objectives to guide our overall approach for determining pay for our officers and to monitor and manage compensation:

•	Focusing our executive officers on increasing value for our stockholders through the achievement of our strategic plan;

•	Allowing us to compete effectively with other restaurant or food products companies and comparably sized businesses for executive talent; and

•	Recognizing and rewarding individual achievements while supporting our team-based culture.

What is the executive compensation program designed to reward?

Our executive compensation program is designed primarily to reward total company, business unit and individual performance. More than half of each executive officer’s potential, total annual compensation is comprised of an annual cash performance bonus and stock-based incentive compensation, which we describe in more detail below. All annual cash performance bonuses and most stock-based incentive compensation is paid based solely upon the achievement of performance goals derived from the key business metrics associated with our strategic plan and our BEST (“Bob Evans Special Touch”) Brand Builders:

•	Win Together as a Team;

•	Consistently Drive Sales Growth;

•	Improve Margins With an Eye on Customer Satisfaction;

•	Be the BEST at Operations Execution; and

•	Increase Returns on Invested Capital.

The goals and the related awards are designed to motivate our executive officers to accomplish strategic business objectives and to perform at the highest level. Our executive compensation program is also designed to attract and retain key executives.

Does Bob Evans compare the compensation of its executive officers to the compensation paid by other companies?

Yes. When we make compensation decisions, we compare the compensation of our executive officers to the compensation paid to similarly positioned executives at other companies that we consider to be our peers — this is often called “benchmarking.” We generally target each element of our executive officers’ compensation to be within 15 percent of the market median (50th percentile) of the restaurant industry. We use the benchmarking information as a reference point to make sure that our compensation practices are consistent with our peers so we can keep and attract executive talent. It is not the only factor we use in setting compensation.

We believe that each executive officer’s compensation can be set at a level above or below the market median of the restaurant industry depending on several factors, such as the company’s performance, the individual’s performance, the individual’s current and potential future role with us, and whether the individual’s compensation is fair and equitable as compared to our other officers’ compensation. Also, when we need to hire a new executive or retain an executive whose job is not specifically tied to the restaurant industry, we may need to pay that executive more than the market median of the restaurant industry and benchmark that position’s compensation to the overall market.

We believe that target compensation under our incentive plans should allow for above-median compensation for exceptional performance, as well as below-median compensation when performance falls below our expectations.

Each year, our compensation consultant provides the Compensation Committee with a report that benchmarks each element of our executive officers’ compensation (i.e., base salary, target cash bonus and target stock-based compensation) to the restaurant industry using information from the annual Hay Group Chain Restaurant Compensation Association Survey. This survey includes compensation information from approximately 100 companies representing 185 restaurant concepts. The systemwide revenue reported from survey participants ranged from less than $3 million to over $25 billion, with a median of $355.1 million. Additionally, for executive officers whose jobs are not specific to the restaurant industry, the report benchmarks their compensation to a broader general industry segment using information from the Towers Perrin Executive Compensation Database. This database includes information from 803 companies across all industries. It contains information on more than 165 executive and senior management positions in 15 functional areas.

With respect to the named executives’ fiscal 2008 compensation, each element of compensation for Messrs. Davis, Williams, Townsley and Hicks was benchmarked to the restaurant industry using information from the Hay Group 2006 Chain Restaurant Compensation Association Survey. Because Mr. Radkoski’s position is not specific to the restaurant industry, each element of his compensation was benchmarked to a broader general industry segment using information from the Towers Perrin Executive Compensation Database.

The Compensation Committee also compares the compensation of our Chief Executive Officer and Chief Financial Officer to the compensation paid to officers holding these positions at a specific group of peer companies established by the Compensation Committee with the assistance of our compensation consultant. For fiscal 2008, which was the first year a peer group was used for this purpose, our peer group consisted of the following companies: Applebee’s International, Inc. (now part of DineEquity, Inc.), Brinker International, Inc., Burger King Holdings, Inc., California Pizza Kitchen, Inc., CBRL Group, Inc., Cheesecake Factory, Inc., Chipotle Mexican Grill, Inc., CKE Restaurants, Inc., Darden Restaurants, Inc., Denny’s Corp., IHOP Corp. (now part of DineEquity, Inc.), Jack in the Box, Inc., Landry’s Restaurants, Inc., Luby’s, Inc., P.F. Chang’s China Bistro, Inc., Panera Bread, Co., Papa John’s International, Inc., Ruby Tuesday, Inc., Sonic Corp., Steak n Shake Co., and Wendy’s International, Inc. We refer to this group of companies as our “Restaurant Peer Group.”

We believe that the Restaurant Peer Group, as a whole, adequately represents the general business sector in which we operate. We selected this group because of each company’s relative leadership position in the restaurant industry; the market it serves (e.g., family dining, casual dining, etc.); market capitalization; complexity of its business; and the role and responsibilities of the chief executive officer and chief financial officer. The Compensation Committee, with the assistance of our compensation consultant, will review the peer group annually to ensure that the companies included are still relevant for comparative purposes.

Our Restaurant Peer Group does not include any food products companies. We compare the compensation of our food products officers to officers with similar positions at companies in the restaurant industry, not the food products industry. This is because many food products companies are subsidiaries of large corporate conglomerates with much higher market capitalizations than ours. We do not believe that sufficient information is available about the compensation offered by food products companies to create a food products peer group or draw meaningful compensation comparisons. Based on the information we received from our compensation consultant, however, we believe that compensation within the food products industry is generally comparable to the restaurant industry.

How is executive compensation determined?

Under its Charter, our Compensation Committee has the sole authority to determine all elements of compensation of our executive officers, including the executive officers listed in the “Summary Compensation Table.” We refer to the executive officers listed in the Summary Compensation Table as our “named executives.” Additionally, the Compensation Committee is responsible for administering our 2006 Equity and Cash Incentive Plan (which we refer to as the “2006 Plan”), and has sole authority to grant stock-based awards to our executive officers under the 2006 Plan.

Our Chief Executive Officer, Chief Financial Officer, Vice President and General Counsel, senior members of our Human Resources Department, and representatives of our compensation consultant regularly attend Compensation Committee meetings and work with the Compensation Committee Chair in establishing meeting agendas. Management also prepares reports and other materials for each Compensation Committee meeting.

In setting executive compensation, the Compensation Committee holds discussions with our Chief Executive Officer and senior members of our Human Resources Department. Management makes recommendations regarding annual performance goals and targets for the Compensation Committee’s consideration and approval. Our Chief Executive Officer, with the assistance of business unit leaders and our Human Resources Department, provides the Compensation Committee with a performance assessment of all executive officers (other than himself) and makes specific recommendations to the Compensation Committee regarding their compensation.

Beginning in fiscal 2008, the Compensation Committee adopted a more formal performance planning and evaluation process for our Chief Executive Officer. At the start of the fiscal year, Mr. Davis created objectives and development goals for himself and submitted them to the Compensation Committee Chair and the Lead Independent Director. The Compensation Committee Chair and the Lead Independent Director, with input from the other independent directors, then prepared final objectives and development goals, which were submitted to the Compensation Committee for its approval.

Throughout the fiscal year, the Compensation Committee Chair and the Lead Independent Director had informal discussions with Mr. Davis regarding his performance. At the end of the fiscal year, Mr. Davis provided a written self-assessment of his performance to the Compensation Committee. Additionally, each independent director completed a written evaluation of Mr. Davis’ performance using an evaluation form adopted by the Compensation Committee. The evaluation form rated Mr. Davis’ performance based on: our financial performance; his strategic planning, vision and leadership; relationship management; and personal and professional development. The Compensation Committee Chair and the Lead Independent Director then prepared a formal evaluation of Mr. Davis’ performance using the self-assessment and the evaluation forms completed by the independent directors. This information was taken into consideration by the Compensation Committee in setting Mr. Davis’ fiscal 2009 compensation.

How does the Compensation Committee keep track of how much Bob Evans’ executive officers are paid?

When making compensation decisions, the Compensation Committee reviews tally sheets prepared for each of our named executives by our compensation consultant. The purpose of these tally sheets is to bring together, in one place, all of the elements of compensation for our named executives. Each tally sheet contains the annual dollar value of each component of the named executive’s compensation, including base salary, annual cash performance bonus, stock-based compensation, perquisites and retirement benefits. This information is provided for the last two years so the Compensation Committee can compare the year-over-year differences in each component of compensation.

What are the elements of Bob Evans’ executive compensation program?

Our executive compensation program consists of the following elements:

•	Annual base salaries;

•	Annual cash performance bonuses;

•	Stock-based incentive compensation under our “performance incentive plan”;

•	Retirement benefits;

•	Severance benefits related to a change in control; and

•	Perquisites and other employee benefits.

We believe that each element of our executive compensation program is essential to meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements. However, the program’s focus on company, business unit and individual performance results in an emphasis on performance-based incentive compensation.

Why does Bob Evans pay base salaries, annual cash performance bonuses and stock-based incentive compensation and how is the amount of each of these elements determined?

Annual Base Salaries.  Base salaries are primarily used to attract and retain the executives we need to accomplish our business objectives. When determining the base salaries of our executive officers, the Compensation Committee considers the:

•	importance of the executive officer’s job function;

•	executive officer’s scope of responsibility;

•	executive officer’s experience and tenure;

•	performance of the company and the executive officer’s business unit;

•	executive officer’s individual performance and potential for future advancement; and

•	market median base salary for similarly positioned executives in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry whose targets also give consideration to the market median for the broader general industry segment).

The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual.

The following table shows for each of our named executives his fiscal 2008 base salary and the percentage change in base salary from fiscal 2007.

	Fiscal 2008 Base	Change from Fiscal
Named Executive	Salary	2007(1)

Steven A. Davis	$736,625	+3.75%
Chairman of the Board and Chief Executive Officer
Donald J. Radkoski	$358,661	+4.00%
Chief Financial Officer
Roger D. Williams	$484,513	+3.75%
President — Bob Evans Restaurants
J. Michael Townsley	$288,750	+5.00%
President — Food Products(2)
Randall L. Hicks	$278,519	+4.00%
Executive Vice President — Bob Evans Restaurant Operations

(1)	The percentage change from fiscal 2007 represents the change to the base salary of each named executive as in effect at the end of fiscal 2007. The figures for Messrs. Davis, Williams and Townsley do not correlate to the base salary amounts reported in the Summary Compensation Table because their base salaries changed during fiscal 2007. Mr. Davis received a $60,000 or 9.23 percent base salary increase on September 26, 2006, when he assumed the responsibilities of Chairman of the Board. Mr. Williams received a $43,190 or 10.19 percent base salary increase on August 17, 2006, when he was promoted to President — Bob Evans Restaurants. Mr. Townsley received a $36,625 or 15.37 percent base salary increase on November 17, 2006, when he was promoted to Executive Vice President — Food Products.

(2)	Mr. Townsley was promoted to President — Food Products on June 11, 2008. For purposes of fiscal 2008 compensation, Mr. Townsley’s position was benchmarked based on his previous position as Executive Vice President — Food Products.

In setting the named executives’ base salaries for fiscal 2008, the Compensation Committee considered all of the factors described above and the target level base salary increase for all of our corporate office employees in good standing, which was 3.75 percent. The Compensation Committee approved the 3.75 percent base salary increase for Mr. Davis because his performance was deemed to be excellent. The Compensation Committee did not approve a larger increase because Mr. Davis had already received a $60,000 base salary increase during fiscal 2007 when he assumed the responsibilities of Chairman of the Board. Mr. Williams received a 3.75 percent base salary increase because his performance met expectations. The salary increases for Messrs. Radkoski, Townsley and Hicks exceeded the standard base salary increase because the Compensation Committee determined that their performance surpassed expectations. Mr. Townsley’s increase was also intended to bring his base salary closer to the market median.

The fiscal 2008 base salaries established by Compensation Committee for Messrs. Davis, Williams, Townsley and Hicks fell within 15 percent of the market median of the Hay Group 2006 Chain Restaurant Compensation Association Survey. Mr. Davis’ base salary slightly exceeded the 15 percent range of the market median of the Restaurant Peer Group. Mr. Radkoski’s fiscal 2008 base salary fell below the 15 percent range of the market median of the Towers Perrin Executive Compensation Database, but it exceeded the 15 percent range of the market median of the Restaurant Peer Group.

Annual Cash Performance Bonuses.  The annual cash performance bonus is an “at-risk” bonus designed to induce our executive officers to accomplish a set of goals derived from our strategic plan and the BEST Brand Builders. These goals consist of performance goals tied to objective company and business unit performance measures, as well as individual performance goals tied to strategic plan initiatives.

At the beginning of each fiscal year, the Compensation Committee establishes a set of performance goals and a target cash bonus for each executive officer. Each target cash bonus is set as a percentage of the executive officer’s base salary. The Compensation Committee sets cash bonus targets based on the market median bonus opportunity for executives in similar positions in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry whose targets also give consideration to the market median for the broader general industry segment), the recommendation of the Chief Executive Officer, and each executive officer’s job function and performance. The amount of the cash bonus ultimately paid depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our named executives can receive anywhere from 0 to 200 percent of their target cash bonuses (0 for performance below the minimum, 100 percent for performance at target, and 200 percent for performance at or above the maximum).

For fiscal 2008, the Compensation Committee set cash bonus targets for our named executives at 45 percent to 75 percent of their annual base salaries. The following table shows for each of our named executives his fiscal 2008 target cash bonus (as a percentage of annual base salary) and the percentage increase in the target cash bonus over fiscal 2007.

	Fiscal 2008 Target	Change from
Named Executive	Cash Bonus	Fiscal 2007(1)

Steven A. Davis	75%	+5%
Chairman of the Board and Chief Executive Officer
Donald J. Radkoski	60%	+10%
Chief Financial Officer
Roger D. Williams	65%	+5%
President — Bob Evans Restaurants
J. Michael Townsley(2)	55%	+15%
President — Food Products
Randall L. Hicks	45%	+5%
Executive Vice President — Bob Evans Restaurant Operations

(1)	The percentage change from fiscal 2007 represents the change to the target cash bonus of each named executive as in effect at the end of fiscal 2007. Messrs. Williams’ and Townsley’s target cash bonuses changed during fiscal 2007. Mr. Williams’ target cash bonus was increased from 50 percent to 60 percent of his base salary in connection with his promotion to President — Bob Evans Restaurants on August 17, 2006. Mr. Townsley’s target cash bonus was increased from 26 percent to 40 percent of his base salary in connection with his promotion to Executive Vice President — Food Products on November 17, 2006.

(2)	Mr. Townsley was promoted to President — Food Products on June 11, 2008. For purposes of fiscal 2008 compensation, Mr. Townsley’s position was benchmarked based on his previous position as Executive Vice President — Food Products.

As shown in the table above, the Compensation Committee approved increases to the target cash bonuses for all of the named executives. The Compensation Committee approved the increases to move the named executives’ target cash bonuses closer to the market median and to provide increased “upside opportunity” for superior performance. The named executives’ fiscal 2008 target cash bonuses fell within 15 percent of the market median of the Hay Group 2006 Chain Restaurant Compensation Association Survey (for Messrs. Davis, Williams, Townsley and Hicks) and the Towers Perrin Executive Compensation Database (for Mr. Radkoski).

The fiscal 2008 target cash bonus for Mr. Davis fell slightly below the 15 percent range of the market median of the Restaurant Peer Group, while Mr. Radkoski’s target cash bonus fell within this range.

The following table shows for each of our named executives: the value of his fiscal 2008 target cash bonus, the amount of the cash bonus actually paid (in June 2008), and the performance goals, weighting and goal attainment level:

			Performance Goals, Weighting and Goal Attainment Level
	Target Cash	Actual Cash
Named Executive	Bonus	Bonus Paid	Goal		Weighting	Target	Actual
Steven A. Davis	$552,469	$683,956	1.	EPS (basic)	25%	$1.86	$1.96

Chairman of the			2.	Total operating	25%	$109,239,000	$110,317,000
Board and Chief				income(1)
Executive Officer

			3.	Project BEST Way annualized savings	10%	(2)	(2)

			4.	Return on average stockholders’ equity	10%	9.0%	9.85%

			5.	Blended restaurant same-store sales (Bob Evans Restaurants 75% and Mimi’s Café 25%)	25%	1.31%	0.71%

			6.	Total food products net pounds sold (excluding intercompany sales)	5%	(2)	(2)

Donald J. Radkoski	$215,197	$300,846	1.	EPS (basic)	30%	$1.86	$1.96

Chief Financial			2.	Total operating	20%	$109,239,000	$110,317,000
Officer				income(1)

			3.	Project BEST Way annualized savings	20%	(2)	(2)

			4.	Return on average stockholders’ equity	5%	9.0%	9.85%

			5.	Blended restaurant same-store sales (Bob Evans Restaurants 75% and Mimi’s Café 25%)	10%	1.31%	0.71%

			6.	Total food products net pounds sold (excluding intercompany sales)	5%	(2)	(2)

			7.	Strategic plan initiatives	10%	Integration of Mimi’s Café corporate functions Build Legal, Investor Relations and Procurement Departments	120%

			Performance Goals, Weighting and Goal Attainment Level
	Target Cash	Actual Cash
Named Executive	Bonus	Bonus Paid	Goal		Weighting	Target	Actual
Roger D. Williams	$314,933	$480,903	1.	Bob Evans	50%	(2)	(2)
President — Bob Evans Restaurants				Restaurants operating income

			2.	Bob Evans Restaurants same-store sales	15%	1.08%	1.75%

			3.	Brand loyalty index	5%	75	74

			4.	Margin improvement in cost of sales and cost of labor	10%	(2)	(2)

			5.	Annualized sales for new Bob Evans Restaurants	5%	(2)	(2)

			6.	Bob Evans Restaurant annual management turnover rate	5%	35%	37.87%

			7.	Bob Evans Restaurant annual hourly turnover rate	5%	120%	119.98%

			8.	Strategic plan initiatives	5%	Management of rebuilding, replacement, relocation and retirement of Bob Evans Restaurants Development of new coffee, improve retail merchandising areas, increase carryout sales	115%

J. Michael Townsley	$158,813	$252,353	1.	Food Products	50%	$26,364,000	$30,717,000
President — Food Products(3)				Division total operating income(1)

			2.	Total food products net pounds sold (excluding intercompany sales)	10%	(2)	(2)

			3.	Total plant cost per hundredweight	10%	$48.03	$50.30

			4.	Total plant slaughter yield	5%	55.43%	56.22%

			5.	Amount of customer returns and allowances	5%	1.66%	1.30%

			6.	Total market share	5%	33.4%	33.8%

			7.	Volume distribution of all food products	5%	90.7%	91.4%

			8.	Strategic plan initiatives	10%	Perform food safety audit and implement any necessary corrective measurese Perform plant rationalization analysis and implement recommendations	125%

			Performance Goals, Weighting and Goal Attainment Level
	Target Cash	Actual Cash
Named Executive	Bonus	Bonus Paid	Goal		Weighting	Target	Actual
Randall L. Hicks	$125,333	$191,635	1.	Bob Evans Restaurants	50%	(2)	(2)
Executive Vice				operating income

President — Bob Evans Restaurant Operations			2.	Bob Evans Restaurants same-store sales	10%	1.08%	1.75%

			3.	Brand loyalty index	5%	75%	74%

			4.	Margin improvement in cost of sales and cost of labor	10%	(2)	(2)

			5.	Annualized sales for new Bob Evans Restaurants	5%	(2)	(2)

			6.	Bob Evans Restaurant annual management turnover rate	5%	35%	37.87%

			7.	Bob Evans Restaurant annual hourly	5%	120%	119.98%

			8.	Strategic plan initiatives	10%	Management of rebuilding, replacement, relocation and retirement of Bob Evans Restaurants Development of new coffee, improve retail merchandising areas, increase carryout sales	140%

(1)	The target and actual figures for “total operating income” and “food products division operating income” do not correlate to our reported results because they exclude certain items that were unrelated to the primary operation of the business, such as gains on sales of restaurant assets.

(2)	We are not disclosing the performance targets and actual performance measures for these goals because they represent confidential financial information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm. We believe that these performance goals were difficult to achieve for the following reasons:

•	Project BEST Way Annualized Savings: Project BEST Way is our company-wide program for improving efficiencies and productivity in all business units. A number of individual projects fall within Project BEST Way, including our efforts to control and reduce purchasing costs, to reduce restaurant labor costs, to install a new point of sale ordering system in Bob Evans Restaurants, and our plant standardization and rationalization projects. Separate cost savings, cost avoidance or profit enhancement goals are established for each project included in Project BEST Way and were used to create an annualized aggregate performance target. The performance target represented a multi-million dollar savings.

•	Total food products net pounds sold: We report the percentage change in net pounds of comparable products sold and the consolidated operating income of our food products segment. We do not report total net pounds sold. The full-year performance target represented an 8.7 percent increase over actual total net pounds sold in the preceding fiscal year. The attainment level for this performance target was 99.1 percent for the full fiscal year.

•	Bob Evans Restaurants operating income: We report the consolidated operating income of our restaurant segment and do not break out the operating income of Bob Evans Restaurants and Mimi’s Café. The full-year performance target represented a 5.8 percent increase over actual Bob Evans Restaurants operating income for the prior fiscal year. The attainment level for this performance goal was 108.2 percent for the full fiscal year.

•	Margin improvement in cost of sales and cost of labor: We report the consolidated operating expenses of our restaurant segment and do not break out the operating expenses of Bob Evans Restaurants and Mimi’s Café. The full-year performance target represented a 70 basis-point improvement over actual Bob Evans Restaurants total combined cost of sales and cost of labor for the prior fiscal year. The attainment level for this performance goal was 117.0 percent for the full fiscal year.

•	Annualized sales for new Bob Evans Restaurants: The performance target was based on the sales expected to be generated by the on-time opening of four new stores opened during fiscal 2008 with average unit volumes comparable to those opened in the preceding two fiscal years. Only two new stores were opened during fiscal 2008. Hence, the attainment level for this performance goal was 49.1 percent.

(3)	Mr. Townsley was promoted to President — Food Products on June 11, 2008.

Stock-Based Incentive Compensation.  The Compensation Committee believes that stock-based incentive compensation is the best means of linking management objectives and stockholders’ interests by focusing our executive officers on creating long-term stockholder value. Our stock-based incentive compensation program is called the “performance incentive plan.” The performance incentive plan has two primary goals:

•	to align the financial interests of our executive officers and stockholders to maximize long-term stockholder value; and

•	to retain the key executives we need to drive our long-term business success.

Each fiscal year, the amount of stock-based compensation that each of our named executives can receive under the performance incentive plan is equal to a percentage of the named executive’s base salary determined by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee sets each executive officer’s target stock-based incentive compensation based on the market median stock-based compensation opportunity for executives in similar positions in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry whose targets also give consideration to the market median for the broader general industry segment), the recommendation of the Chief Executive Officer, and each executive’s job function, performance and future potential.

Under the performance incentive plan, each named executive receives, after the end of the fiscal year, a grant of stock options with a value equal to 25 percent of his or her target stock-based incentive compensation (calculated using the closing price of our common stock on NASDAQ on the grant date, the Black Scholes valuation model, and a discount based on vesting requirements). The Compensation Committee believes that this grant of stock options is an appropriate form of incentive compensation because the value of the stock options is inherently tied to our performance. The stock options are only valuable if the price of our stock increases after the grant date. The options also support our goal of retaining key executives because they become exercisable in installments over a three-year period, beginning on the first anniversary of the grant date.

The remaining 75 percent of each named executive’s target stock-based incentive compensation consists of performance-based restricted stock (or unrestricted stock if the named executive is eligible to retire, as explained below), which is awarded after the end of the fiscal year. This portion of stock-based incentive compensation is “at risk” because the named executive must have met objective performance goals established by the Compensation Committee at the beginning of the fiscal year in order to receive the stock award. These objective performance goals are tied to company and business unit performance metrics derived from our strategic plan and our BEST Brand Builders. The amount of stock-based compensation granted depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our named executives can receive anywhere from 0 to 150 percent of the at-risk portion of their target stock-based incentive compensation (0 for performance below the minimum, 100 percent for performance at target, and 150 percent for performance at or above the maximum).

We believe granting restricted stock (when performance goals are achieved) to executive officers who are not eligible to retire supports our goal of retaining key executives because the restricted stock vests over a three-year period beginning on the first anniversary of the grant date. If an executive officer’s employment with us terminates before the restricted stock vests, he or she will forfeit the award. (There are some exceptions in the 2006 Plan where the stock will still be awarded if the termination of employment is due to death or disability.)

If an employee in the performance incentive plan is eligible to retire and the employee achieves his or her performance goals, we grant that employee stock (without any restrictions or vesting requirements). We were concerned that if we granted restricted stock to an employee who is eligible to retire, he or she may have to pay taxes on the restricted stock at the time of grant, even though the employee would not actually receive the stock until it vested or the employee retired. Therefore, we decided that it was appropriate to grant stock (without any restrictions or vesting requirements) to retirement eligible participants in case they need to sell some of the stock to pay the taxes associated with the grant.

The Compensation Committee set fiscal 2008 target stock-based incentive compensation for our named executives at 75 percent to 250 percent of their base salaries. The following table shows for each of our named executives his fiscal 2008 target stock-based compensation (as a percentage of annual base salary) and the percentage change, if any, in target stock-based compensation from fiscal 2007.

	Fiscal 2008
	Stock-Based	Change from
Named Executive	Compensation	Fiscal 2007(1)

Steven A. Davis Chairman of the Board and Chief Executive Officer	250%	0%
Donald J. Radkoski Chief Financial Officer	105%	0%
Roger D. Williams President — Bob Evans Restaurants	105%	0%
J. Michael Townsley President — Food Products (2)	75%	0%
Randall L. Hicks Executive Vice President — Bob Evans Restaurant Operations	75%	0%

(1)	The percentage change from fiscal 2007 represents the change to the target stock-based compensation of each named executive as in effect at the end of fiscal 2007. Messrs. Townsley’s target stock-based compensation changed during fiscal 2007. Mr. Townsley’s target stock-based compensation was increased from 43 percent to 75 percent of his base salary in connection with his promotion to Executive Vice President — Food Products on November 17, 2006.

(2)	Mr. Townsley was promoted to President — Food Products on June 11, 2008.

In setting the named executives’ fiscal 2008 stock-based compensation targets, the Compensation Committee decided not to make any changes because it determined that the targets then in place provided an appropriate incentive opportunity. Mr. Davis’ fiscal 2008 stock-based compensation target fell within 15 percent of the market median of the Hay Group 2006 Chain Restaurant Compensation Association Survey as well as the market median of the Restaurant Peer Group. The fiscal 2008 stock-based compensation targets for Messrs. Williams, Radkoski and Townsley were below the 15 percent range of the market median of the Hay Group 2006 Chain Restaurant Compensation Association Survey (for Messrs. Williams and Townsley) and the Towers Perrin Executive Compensation Database and the Restaurant Peer Group (for Mr. Radkoski). The Compensation Committee was concerned about the expense that may be associated with moving Messrs. Radkoski’s, Williams’ and Townsley’s target stock-based compensation closer to the market median. Mr. Hicks’ fiscal 2008 target stock-based compensation exceeded the 15 percent range of the market median of the Hay Group 2006 Chain Restaurant Compensation Association Survey. The Compensation Committee determined that it was not appropriate to decrease Mr. Hicks’ target stock-based compensation at that time.

The following table shows for each of our named executives the value of his fiscal 2008 target stock-based compensation as well as the related performance goals and goal attainment level:

		Value of Actual
	Value of Target	Stock-Based	Performance Goals, Weighting and Attainment Level
	Stock-Based	Compensation
Named Executive	Compensation	Awarded	Goal	Weighting	Target	Actual
Steven A. Davis Chairman of the Board and Chief Executive Officer	$1,841,563	$2,027,330	EPS (basic)	100%	$1.86	$1.96

Donald J. Radkoski Chief Financial Officer	$376,595	$414,583	EPS (basic)	100%	$1.86	$1.96

Roger D. Williams	$508,738	$580,375	EPS (basic)	25%	$1.86	$1.96

President — Bob Evans Restaurants			Bob Evans Restaurants operating income	75%	(1)	(1)

J. Michael Townsley	$216,563	$272,304	EPS (basic)	25%	$1.86	$1.96

President — Food Products(2)			Food products operating income	75%	$26,364,000(3)	$30,717,000(3)

Randall L. Hicks	$208,889	$238,303	EPS (basic)	25%	$1.86	$1.96

Executive Vice President Bob Evans Restaurant — Operations			Bob Evans Restaurants operating income	75%	(1)	(1)

(1)	We are not disclosing the performance target and actual performance measure for “Bob Evans Restaurants operating income” because this is confidential financial information that we do not disclose to the public. We believe that disclosure of this information would cause us competitive harm. We report the consolidated operating income of our restaurant segment and do not break out the operating income of Bob Evans Restaurants and Mimi’s Café. The full-year performance target reflected a 5.8 percent increase over actual Bob Evans Restaurants operating income for the prior fiscal year. The attainment level for this performance goal was 108.2 percent.

(2)	Mr. Townsley was promoted to President — Food Products on June 11, 2008.

(3)	The target and actual figures for “food products operating income” do not correlate to our reported results because they exclude certain items that were unrelated to the primary operation of the business.

We also have a Chairman’s Award Program to recognize employees who make significant contributions to our company which support our BEST Brand Builders. Chairman’s Awards consist of stock options granted under and in accordance with the 2006 Plan. In order to be eligible for a Chairman’s Award, an employee’s accomplishments during a fiscal year must have exceeded the normal standards and expectations for his or her job. Nominations are submitted to Mr. Davis in his capacity as Chairman of the Board and then recommended by Mr. Davis to the Compensation Committee for approval. In June 2008, the Compensation Committee approved a Chairman’s Award of 15,000 stock options for Mr. Hicks in recognition of his exemplary efforts in reducing labor costs at Bob Evans Restaurants during fiscal 2008.

What retirement benefits does Bob Evans provide to its executives?

Our Compensation Committee and management strongly believe that it is important to provide post-retirement benefits to employees who reach retirement age. Our retirement benefits consist of the following components:

401(k) Plan.  We maintain a 401(k) tax-qualified retirement savings plan. All of our employees who are age 19 or older are eligible to participate in the 401(k) plan shortly after they complete 1,000 hours of service. Our executive officers participate in the 401(k) plan on the same basis as our other employees.

We currently match employee contributions $.50 on the dollar for the first six percent of compensation contributed. We have discretion to change the rate of our matching contributions at any time. Employee contributions to the 401(k) plan vest immediately, while our matching contributions vest in increments based on years of service (with participants being 100 percent vested after 6 years of service).

The IRS places limits on amounts that “highly compensated employees,” like our executive officers, may contribute to 401(k) plans. These limits generally mean that our employees who made $100,000 or more in calendar 2007 cannot contribute more than 4 percent of their compensation or $9,200, whichever is less, to the 401(k) plan in calendar 2008. Also, because of these limits, our matching contributions to the 401(k) plan accounts of highly compensated employees in calendar 2008 may not be larger than $4,600. Our matching contributions to the 401(k) accounts of our named executives are included in the “All Other Compensation” column of the “Summary Compensation Table” and in the “All Other Compensation” table.

Employees can elect to receive their 401(k) plan account balances in a lump sum or in installments spread over 10 years or less. Employees will receive a distribution upon normal retirement (age 62), early retirement (age 55 with at least six years of service), death, disability or termination of employment. They can also receive distributions while they are still employed if they suffer a financial hardship or reach age 62.

Executive Deferral Plan.  We maintain an executive deferral plan, which is a nonqualified deferred compensation plan intended to supplement our 401(k) plan. Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and up to 100 percent of their cash bonuses into the plan before most taxes are withheld. We also match participant contributions to the deferral plan $.50 on the dollar for (1) the first six percent of compensation contributed, less (2) the actual deferral percentage for each highly compensated employee calculated under the 401(k) plan. We believe the deferral plan promotes personal savings and helps offset contribution limits under our 401(k) plan. The primary benefit to participants of this plan is that most taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan. For a more detailed description of the deferral plan and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying explanation.

Supplemental Executive Retirement Plan.  We maintain a supplemental executive retirement plan or “SERP” for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. The SERP is designed to pay a participant who retires at age 62 after at least 20 years of service with an annual target benefit equal to 55 percent of his or her final average earnings when combined with our contributions to the participant’s 401(k) plan account and 50 percent of the participant’s Social Security benefit. We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers with Bob Evans if their employment with us ends prior to their retirement. For a more detailed description of the SERP and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying explanation.

Does Bob Evans provide any of its executive officers with severance or change in control benefits?

Yes. Under the terms of our equity-based compensation plans, the employment agreement we entered into with Mr. Davis, and our change in control agreements, our named executives are entitled to payments and benefits under certain circumstances, including a termination of employment in connection with a change in control. These arrangements are described in detail under “Employment Agreement — Steven Davis” and “Change in Control Arrangements.” A table showing the incremental compensation that would have been payable to our named executives at the end of fiscal 2008 under various termination of employment scenarios is located under the heading “Potential Payouts upon Termination or Change-in-Control” later in his proxy statement.

The change in control agreements are designed to retain key executives during the period in which a transaction involving a change in control is being negotiated or during a period in which a hostile takeover is being attempted. We believe that our operations and the value of the company could be adversely affected if the officers who have change in control agreements left us during or immediately after an acquisition of Bob Evans by another company. During fiscal 2009, the Compensation Committee plans to re-examine the terms of our change in control agreements to determine whether all of the terms are still appropriate under our current circumstances.

Does Bob Evans provide its executives with perquisites?

We provide a limited number of perquisites to our executive officers. The perquisites provided to our named executives in fiscal 2008 are included in the “All Other Compensation” column of the “Summary Compensation Table,” and the “All Other Compensation” table.

All of our officers, including the named executives, are provided with a monthly car allowance or a company car. The Compensation Committee approves the car policy at the beginning of each fiscal year. We think this benefit is appropriate because we expect our officers to spend time in the field visiting our restaurants or food products plants and retailers.

We also provide relocation packages to certain management-level employees when we hire them. We incurred relocation expenses and temporary housing in connection with Mr. Townsley’s relocation to Ohio. All of these costs are included in the “All Other Compensation” column of the “Summary Compensation Table.”

We generally do not allow our employees personal use of our company airplane. However, we allow family members to accompany employees on business trips using the company airplane if room is available. Generally, we do not incur any additional costs for allowing family members to accompany employees on business trips. Any additional costs we incurred for these personal flights are included in the “All Other Compensation” column of the “Summary Compensation Table.”

What other benefits does Bob Evans provide to its executives?

All of our executive officers are eligible to participate in our employee benefit programs, including life, health and dental insurance plans, on the same terms as other employees.

Does Bob Evans have a policy for granting equity awards?

We have a formal “Equity Award Granting Policy.” Among other things, the policy:

•	states that the exercise price of all equity awards will be the closing price of our stock on the grant date;

•	provides that equity awards cannot be granted when we are in possession of material, non-public information;

•	states that the Compensation Committee or the full Board must approve all equity awards at a meeting (not by written consent); and

•	sets forth specific procedures for issuing and documenting equity awards.

Historically, we have granted stock options and restricted stock to our officers and directors at a fixed time every year — the date of the regularly scheduled Board and Compensation Committee meetings in June. We schedule the June meeting to occur after we release our fiscal year-end financial results and time has been given for the public to absorb this information.

Beginning in fiscal 2008, we changed the timing of equity grants to directors. The Board determined that it was more appropriate to issue these awards on the date directors are elected at our annual meeting of stockholders in September. The annual meeting of stockholders is also scheduled to occur after the release of our year-end and first quarter financial results.

We do not “backdate” equity awards. Also, our 2006 Plan prohibits repricing equity awards without stockholder approval.

In most cases, the exercise price of stock options is the same as the closing price of our stock on NASDAQ on the grant date. The only exceptions relate to our 1992 Nonqualified Stock Option Plan, which was approved by our stockholders, and which provided for a discounted exercise price. As a result, the stock options granted under the 1992 Plan had an exercise price equal to 50 percent of the fair market value of our stock on the grant date. During fiscal 2008, we amended the 1992 Plan and the outstanding stock options under the 1992 Plan to either (1) narrow the times at which the stock options can be exercised or (2) increase the exercise price to 100 percent of the fair market value of our stock on the grant date, in each case to comply with Section 409A of the Internal Revenue Code. Also, we stopped granting options under the 1992 Plan in April 2002, and the 1992 Plan was terminated in 2006 (as to future awards).

Who is the Compensation Committee’s compensation consultant?

The Compensation Committee has engaged Towers Perrin to provide compensation consulting services. The role of the compensation consultant is to make sure the Compensation Committee has the objective information and expertise necessary to make informed decisions that are in the best long-term interests of our business and stockholders. The compensation consultant also keeps the Compensation Committee informed as to compensation trends and developments affecting public companies in general and our industry in particular.

The Compensation Committee has worked with Towers Perrin since the end of 2004 for assistance with specific projects, including the periodic benchmarking of executive officer and director compensation and the design of the performance incentive plan. During fiscal 2008, Towers Perrin worked with the Compensation Committee and management on a number of projects, including:

•	refining our compensation philosophy and objectives;

•	reviewing and analyzing our officer compensation program;

•	developing methods for aligning officer compensation with our refined compensation philosophy;

•	developing the Restaurant Peer Group and assisting us in benchmarking officer compensation;

•	assisting with a review of our non-officer compensation programs and making recommendations regarding possible changes to those programs; and

•	keeping the Compensation Committee informed of recent trends and developments in officer and director compensation.

Management may not engage Towers Perrin for any services without the prior approval of the Compensation Committee Chair.

Does Bob Evans have stock ownership requirements?

Yes. We have maintained stock ownership guidelines for our directors and named executives since 2005. We believe the guidelines further align the motivations and interests of our directors and officers with the interests of our stockholders. The guidelines ensure that the individuals responsible for our stewardship and growth have a significant personal stake in our performance and progress.

At the beginning of fiscal 2008, the Compensation Committee revised the amount of stock required to be held under our guidelines and expanded their application to all of our officers. In many cases, the Compensation Committee significantly increased the amount of stock our directors and officers are required to hold. The ownership guidelines for our officers vary based on the individual’s pay and position. The following table shows our current stock ownership guidelines:

Position	Number of Shares

Chief Executive Officer	100,000
Chief Financial Officer	40,000
President — Bob Evans Restaurants	40,000
President — Mimi’s Café	30,000
President — Food Products	30,000
Executive Vice President	20,000
Senior Vice President	5,000
Vice President	2,500
Board of Directors	12,500

We count shares beneficially owned, as well as unvested restricted stock and phantom stock/share equivalent units held beneficially through our 401(k) plan and dividend reinvestment plan toward these requirements. We do not count unexercised options toward the ownership requirements.

Each of our officers and directors is expected to meet 50 percent of the applicable requirement within 3 years and 100 percent of the requirement within 5 years from the later of (1) the implementation of the revised guidelines; (2)  his/her election as an officer or director; or (3) his/her promotion to a position with a higher ownership requirement. The amount of shares owned by each of our directors and named executives as of July 10, 2008, is shown in the table under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

What is the potential impact of executive misconduct on compensation?

If the Board were to determine that an executive officer harmed us through fraud or intentional misconduct, the Board would take action to remedy the misconduct, prevent its occurrence in the future and impose appropriate discipline, which might include termination of employment or suing the executive officer for breach of fiduciary duty. Our 2006 Plan provides that all outstanding awards under the 2006 Plan will be forfeited if an employee’s service is terminated for cause. Additionally, if our Chief Executive Officer or Chief Financial Officer were to engage in misconduct that resulted in a financial restatement for material non-compliance with securities laws, they would be required by law to reimburse us for bonuses, other incentive compensation and profits from sales of our stock. During fiscal 2009, the Compensation Committee plans to develop a policy that will require the repayment of compensation based on material noncompliance with applicable financial reporting requirements and possibly other forms of misconduct.

Does Bob Evans consider tax and accounting implications when making compensation decisions?

Yes. The Compensation Committee considers the financial reporting and tax consequences to the company of compensation paid to our executive officers when it determines the overall level of compensation and mix of compensation components. The Compensation Committee generally seeks to balance the goal of providing our executive officers with appropriate compensation with the need to maximize the deductibility of compensation.

Section 162(m) of the Internal Revenue Code prohibits us from claiming a deduction on our federal income taxes for compensation in excess of $1,000,000 per taxable year paid to our Chief Executive Officer and the three other most highly compensated executive officers (but excluding our Chief Financial Officer) who are employed at the end of the fiscal year. There is an exception to this rule for compensation that qualifies as “performance-based,” which means that the compensation is only paid if the executive officer’s performance meets pre-established objective goals based on performance criteria approved by our stockholders.

We do not have a policy requiring all compensation to be deductible under Section 162(m) because the Compensation Committee believes there may be circumstances under which it is appropriate to forgo deductibility. However, we designed the annual cash performance bonus and stock-based compensation components of our executive compensation program to qualify as performance-based compensation by setting goals that are based on the performance criteria approved by our stockholders as part of our 2006 Plan (with limited exceptions for some individual performance goals). We were able to deduct the compensation we paid in fiscal 2008.

Our change in control agreements provide that if any portion of the payments and benefits owed would be considered “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code and subject to excise tax, we will either reimburse the officer for the amount of tax owed or reduce the officer’s payments to an amount which is $1 less than the amount that would be an excess parachute payment. We will select the alternative that provides the officer with a greater after-tax amount. As noted above, the Compensation Committee will be reviewing our change in control agreements during fiscal 2009. As part of this review, the Compensation Committee will consider whether the tax gross-up provision in the current change in control agreements is still appropriate.

During fiscal 2008, we amended many of our compensation plans to comply with Section 409A of the Internal Revenue Code. Section 409A is intended to eliminate perceived abuses related to the timing of elections and distributions, as well as the acceleration of payments, under nonqualified retirement plans and other nonqualified deferred compensation arrangements. During fiscal 2008, we amended the SERP and our executive deferral program to ensure that the provisions related to the timing of elections and payments under those plans complied with Section 409A.

What significant actions has the Compensation Committee taken since the end of fiscal 2008?

Since the end of fiscal 2008, our Compensation Committee has reviewed the performance of the company and our officers for fiscal 2008, including the extent to which the performance goals set at the beginning of the fiscal year were met. Based on this review, the Compensation Committee approved the annual cash bonuses and long-term incentive awards outlined in the tables above.

Our Compensation Committee also established fiscal 2009: (1) base salaries; (2) annual cash bonus targets and related performance goals; and (3) target stock-based compensation and related performance goals under the performance incentive plan for our executive officers.

The table below sets forth the fiscal 2009 annual base salaries for our named executives:

Name and Title	Base Salary Increase	Fiscal 2009 Base Salary

Steven A. Davis Chairman of the Board and Chief Executive Officer	4.5%	$770,000
Donald J. Radkoski Chief Financial Officer	4%	$373,008
Roger D. Williams President — Bob Evans Restaurants	3%	$499,048
J. Michael Townsley President — Food Products	10%	$317,625
Randall L. Hicks Executive Vice President — Bob Evans Restaurant Operations	4%	$289,659

The table below sets forth the fiscal 2009 target annual cash bonus (as a percentage of annual base salary) and associated performance goals established by the Compensation Committee for each named executive:

		Performance Goals
	Target
Name and Title	Cash Bonus	Goal	Weighting
Steven A. Davis Chairman of the Board and Chief Executive Officer	100%	1. Company operating income	30%

		2. EPS (basic)	25%

		3. Return on average stockholders equity	25%

		4. Total sales	20%

Donald J. Radkoski Chief Financial Officer	60%	1. Company operating income	30%

		2. EPS (basic)	20%

		3. Total sales	15%

		4. Procurement Savings	10%

		5. Return on average stockholders’ equity	10%

		6. Project Best Way Savings	10%

		7. Strategic plan initiatives	5%

Roger D. Williams President — Bob Evans Restaurants	65%	1. Bob Evans Restaurants operating income	50%

		2. Bob Evans Restaurants same-store sales	20%

		3. Bob Evans Restaurants brand loyalty index	10%

		4. Bob Evans Restaurants margin improvements	5%

		5. Bob Evans Restaurants hourly and management employees blended turnover	5%

		6. Strategic plan initiatives	10%

J. Michael Townsley President — Food Products	55%	1. Bob Evans Food Products operating income	50%

		2. Bob Evans Food Products pounds sold	10%

		3. Bob Evans Food Products plant costs per hundred weight	10%

		4. Bob Evans Food Products procurement savings	5%

		5. Bob Evans Food Products market share	5%

		6. Bob Evans Food Products all commodity volume	5%

		7. Bob Evans Food Products new product authorizations	5%

		8. Strategic Plan Initiatives	10%

Randall L. Hicks Executive Vice President — Bob Evans Restaurant Operations	45%	1. Bob Evans Restaurants operating income	50%

		2. Bob Evans Restaurants same-store sales	10%

		3. Bob Evans Restaurants brand loyalty index	10%

		4. Bob Evans Restaurants margin improvements	10%

		5. Bob Evans Restaurants management turnover rate	5%

		6. Bob Evans Restaurants hourly employee turnover rate	5%

		7. Bob Evans Restaurants procurement savings	5%

		8. Strategic plan initiatives	5%

The table below sets forth the target stock-based incentive compensation (as a percentage of annual base salary) and performance goals established by the Compensation Committee for each named executive under the performance incentive plan for fiscal 2009:

	Performance Goals
	Target
	Incentive
Name and Title	Compensation	Goal	Weighting

Steven A. Davis	250%	EPS (basic)	100%
Chairman of the Board and Chief Executive Officer
Donald J. Radkoski	105%	EPS (basic)	100%
Chief Financial Officer
Roger D. Williams	105%	Bob Evans Restaurants operating profit	75%
President — Bob Evans Restaurants		EPS (basic)	25%
J. Michael Townsley	95%	Food Products operating profit	75%
President — Food Products		EPS (basic)	25%
Randall L. Hicks	75%	Bob Evans Restaurants operating profit	75%
Executive Vice President — Bob Evans Restaurant Operations		EPS (basic)	25%

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended April 25, 2008.

Submitted by the Compensation Committee:
Daniel A. Fronk (Chair), G. Robert Lucas II,
Bryan G. Stockton and Paul S. Williams

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists the fiscal 2008 and 2007 annual compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers. We refer to these executive officers as our “named executives.”

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Total

Steven A. Davis	2008	$742,625	$753,946	$136,318	$683,956	$210,066	$2,526,911
Chairman of the Board and Chief Executive Officer	2007	686,350	535,206	39,489	580,666	543,820	2,385,531
Donald J. Radkoski	2008	358,661	478,226	137,152	300,846	104,755	1,379,640
Chief Financial Officer	2007	344,867	142,769	238,790	216,456	34,438	977,320
Roger D. Williams	2008	484,513	464,607	140,474	480,903	375,928	1,946,425
President — Bob Evans Restaurants	2007	453,212	527,120	302,444	281,164	213,613	1,777,553
J. Michael Townsley(6)	2008	288,750	75,019	15,809	288,331	110,330	778,239
President — Food Products	2007	254,928	26,978	43,130	125,318	43,388	493,742
Randall L. Hicks	2008	278,519	244,599	65,946	191,635	63,478	844,177
Executive Vice President — Bob Evans Restaurant Operations	2007	267,807	61,276	58,024	121,595	82,540	591,242

(1)	Each of the named executives deferred a portion of his salary to our executive deferral program, which is included in the “Nonqualified Deferred Compensation” table that follows. Each of the named executives also contributed a portion of his salary to our 401(k) plan. This column includes cash directors’ fees of $6,000 and $14,400 received by Mr. Davis in fiscal 2008 and fiscal 2007, respectively.

(2)	The amounts shown in this column represent the dollar amount we recognized for financial statement reporting purposes in the fiscal year indicated for the fair value of stock awards and restricted stock awards granted to the named executives in fiscal 2008 and prior years, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. We fully expensed the fair value of the awards granted to the named executive in the fiscal year of grant if he was eligible to retire at the time of grant. We also fully expensed $300,003 in fiscal 2007, which amount represented the fair value of the 10,957 shares of common stock we granted to Mr. Davis on June 13, 2006, pursuant to his employment agreement. The amounts in this column reflect our accounting expense for stock awards, and do not correspond to the actual value that will be recognized by the named executives. For further information, refer to Note D of our financial statements in the Form 10-K for the year ended April 25, 2008, as filed with the SEC. See the “Grants of Plan-Based Awards” table for information on stock awards made in fiscal 2008.

(3)	The amounts shown in this column represent the dollar amount we recognized for financial statement reporting purposes in the fiscal year indicated for the fair value of stock options granted to the named executives in fiscal 2008 and prior years, in accordance with SFAS No. 123(R). These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. We fully expensed the fair value of the awards granted to the named executive in the fiscal year of grant if he was eligible to retire at the time of grant. The amounts in this column reflect our accounting expense for option awards, and do not correspond to the actual value that will be recognized by the named executives. For additional information on the valuation assumptions with respect to stock option grants, refer to Note D of our financial statements in the Form 10-K for the year ended April 25, 2008, as filed with the SEC. See the “Grants of Plan-Based Awards” table for information on options granted in fiscal 2008.

(4)	The amounts in this column represent the annual cash bonus earned by each of the named executives in the fiscal year indicated based on the achievement of performance goals established by the Compensation Committee at the beginning of that fiscal year. The bonuses were paid within two months after the end of the respective fiscal year, and each of the named executives, except Mr. Davis in 2007, deferred a portion of his cash bonus to our executive deferral plan. (In fiscal 2007, Mr. Davis was not yet eligible to defer his bonus into the executive deferral plan.) The amounts deferred in fiscal 2007 are included in the “Nonqualified Deferred Compensation Table” for fiscal 2008. The amounts deferred in fiscal 2008 will be included in the “Nonqualified Deferred Compensation Table” for fiscal 2009. The amounts shown for Mr. Townsley also include $35,978 and $23,130 in fiscal 2008 and fiscal 2007, respectively, for the cash portion of his awards under our performance incentive plan.

(5)	See the “All Other Compensation Table” below for additional information.

(6)	Mr. Townsley was promoted to President — Food Products on June 11, 2008.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the “Summary Compensation Table” above for fiscal 2008.

		Tax	Personal Use of
	Contributions to	Reimbursement	Automobile and/or
Name of Executive	Employee Plans(1)	Payments(2)	Auto Allowance(3)	Other(4)	Total

Steven A. Davis	$174,732	$0	$22,802	$12,532	$210,066
Donald J. Radkoski	88,622	3,583	8,373	4,177	104,755
Roger D. Williams	363,746	4,014	8,168	0	375,928
J. Michael Townsley	57,491	902	1,922	50,015	110,330
Randall L. Hicks	52,461	3,520	7,497	0	63,478

(1)	The amounts in this column include our contributions to the accounts of each of the named executives under our 401(k) plan, our executive deferral plan and our supplemental executive retirement plan (SERP). In fiscal 2008, we made a $4,500 matching contribution to the 401(k) plan account of each of the named executives, except Mr. Hicks, who did not participate in our 401(k) plan. Our fiscal 2008 matching contributions to the executive deferral plan were $36,154; $12,828; $18,288; $7,692 and $11,892 for Messrs. Davis, Radkoski, Williams, Townsley and Hicks, respectively. Our fiscal 2008 contributions to the SERP were $134,078; $71,294; $340,958; $45,299 and $40,569 for Messrs. Davis, Radkoski, Williams, Townsley and Hicks, respectively.

(2)	The amounts in this column represent reimbursement for the payment of taxes (i.e. “gross-ups”) with respect to the personal use of corporate automobiles.

(3)	The amounts in this column represent a cash car allowance paid to Mr. Davis and the incremental cost we incurred for the personal use of corporate automobiles by Messrs. Radkoski, Williams, Townsley and Hicks.

(4)	This column includes other expense reimbursements and perquisites, valued at the incremental cost to the company. The amounts shown for Messrs. Davis and Radkoski represent costs associated with the personal use of the corporate airplane. The calculation of incremental cost for the personal use of the corporate airplane includes the variable costs incurred as a result of personal flight activity: a portion of ongoing maintenance and repairs, aircraft fuel, landing fees and any travel expenses for the flight crew. It also includes the forgone tax deduction associated with the personal use of the airplane. It excludes non-variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of the airplane. The amount shown for Mr. Townsley represents payments for relocation expenses and the costs of temporary housing related to his move to Columbus, Ohio in connection with his promotion to Executive Vice President — Food Products in fiscal 2007.

Grants of Plan-Based Awards

The following table presents information on stock awards granted to each of the named executives during fiscal 2008.

								All Other	All Other
								Stock	Option		Grant Date
		Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Awards:	Exercise	Fair
		Under Non-Equity			Under Equity			Number of	Number of	or Base	Value of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Shares of	Securities	Price of	Stock and
								Stock or	Underlying)	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	Awards(5)	Awards(6)
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)
Steven A. Davis		$0	$552,469	$1,104,938
					$460,391	$1,841,563	$2,532,149
	6/11/2007							41,367			$1,556,227
	6/11/2007								34,278	$37.62	313,054

Donald J. Radkoski		0	215,197	430,394
					94,149	376,595	517,818
	6/11/2007							8,917			335,458
	6/11/2007								7,389	37.62	67,482

Roger D. Williams		0	314,933	629,866
					127,185	508,738	699,515
	6/11/2007							12,350			464,607
	6/11/2007								9,710	37.62	88,679

J. Michael Townsley		0	158,813	317,626
					54,141	216,563	297,774
	6/11/2007							3,831			144,122
	6/11/2007								1,988	37.62	18,156

Randall L. Hicks		0	125,333	250,666
					52,222	208,889	287,223
	6/11/2007							4,873			183,322
	6/11/2007								4,098	37.62	37,426

(1)	Non-equity incentive plan award amounts represent the threshold, target and maximum payments under our annual cash bonus plan for fiscal 2008. The actual cash bonuses earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and were paid in June 2008. The Compensation Committee established the target awards in June 2007, and each named executive could receive between 0 percent and 200 percent of his target cash bonus based on the achievement of pre-established objective performance goals for the fiscal year. The performance goals and bonus multiples used to determine payouts are described above under “Compensation Discussion and Analysis.”

(2)	Awards under our stock-based performance incentive plan are denominated in dollars, rather than shares. As a result, we have shown the threshold, target and maximum amounts in “dollars” rather than the “number of shares.” At the time of payout, the value of the actual award will be translated into stock-based awards whereby the amount shown in the “Threshold” column will be translated into a grant of stock options and the remainder of the actual award earned will be translated into either a stock grant or a restricted stock grant. (Named executives who are eligible to retire will receive stock, while those who are not will receive restricted stock.) The Compensation Committee established the target awards under our performance incentive plan in June 2007, and the actual amount received by each named executive in June 2008 was based on the achievement of pre-established objective performance criteria for fiscal 2008. Restricted stock and stock options will vest 1/3 per year over the next three years, while stock awards vest immediately. The expense associated with all of these equity-based awards will be calculated and recorded in accordance with SFAS No. 123(R), none of which is included in the fiscal 2008 “Summary Compensation Table.” Our performance incentive plan and the awards made under this program for fiscal 2008 performance are discussed in the “Compensation Discussion and Analysis” above.

(3)	The awards shown in this column are stock or restricted stock awards granted on June 11, 2007, to each of the respective named executives under our performance incentive plan based on fiscal 2007 performance. Messrs. Radkoski, Williams and Hicks are eligible to retire and therefore received stock awards that vested immediately. Messrs. Davis and Townsley received restricted stock awards. Each of the restricted stock awards vests 1/3 per year over three years, and will be fully vested on June 11, 2010. The fiscal 2008 expense amounts associated with all of the awards reflected in this column are included in the “Stock Awards” column of the “Summary Compensation Table” for each of the named executives: $518,742; $335,458; $464,607; $48,041 and $183,322 for Messrs. Davis, Radkoski, Williams, Townsley and Hicks, respectively. All awards shown were granted under and in accordance with our 2006 Plan. All outstanding restricted stock earns quarterly non-preferential dividends. We have not reported the dividends paid on stock awards elsewhere because the value of the right to receive dividends is factored into the grant date fair value of the awards computed under SFAS No. 123(R) reported in the “Grant Date Fair Value of Stock and Option Awards” column of this table.

(4)	The options shown in this column were granted on June 11, 2007, to each of the respective named executives under our performance incentive plan based on fiscal 2007 performance. Each option vests 1/3 per year over three years, and will be fully vested on June 11, 2010. The fiscal 2008 expense amounts associated with all of the awards reflected in this column are included in the “Option Awards” column of the “Summary Compensation Table” for each of the named executives: $91,117; $67,482; $88,679; $5,284 and $37,426 for Messrs. Davis, Radkoski, Williams, Townsley and Hicks, respectively. All awards shown were granted under and in accordance with our 2006 Plan.

(5)	Represents the closing price of our stock on NASDAQ on the date of grant.

(6)	This column shows the full grant date fair value under SFAS No. 123(R) of the stock awards and options granted to the named executives in fiscal 2008. Generally, the full grant date fair value is the amount that we would expense in our financial statements over each award’s vesting schedule. We fully expensed the fair value of the named executive’s awards when they were granted if he was eligible to retire. The fair value of restricted stock awards is calculated using the closing price of our stock on the grant date ($37.62 in each case). The fair value of options is calculated using the Black-Scholes value on the grant date ($9.1328 in each case). For additional information on the valuation assumptions, refer to Note D of our financial statements in our Form 10-K for the year ended April 25, 2008, as filed with the SEC. The amounts shown in this column reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executives.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the options and stock awards held by the named executives at the end of fiscal 2008. Each grant is shown separately for each named executive. The vesting schedule for each grant is shown following this table based on the option or stock award grant date. The market value of the stock awards is based on the closing price of our stock on NASDAQ on April 25, 2008, which was $27.57. For additional information about the options and stock awards, see the description of our stock-based compensation in the “Compensation Discussion and Analysis” above.

	Option Awards							Stock Awards
														Equity
												Equity		Incentive
												Incentive		Plan
					Equity							Plan		Awards:
					Incentive							Awards:		Market
					Plan Awards:						Market	Number of		Value of
		Number of	Number of		Number of				Number of		Value of	Unearned		Unearned
		Securities	Securities		Securities				Shares or		Shares or	Shares, Units		Shares, Units
		Underlying	Underlying		Underlying				Units of		Units of	or Other		or Other
		Unexercised	Unexercised		Unexercised	Option			Stock That		Stock That	Rights That		Rights That
		Options	Options		Unearned	Exercise	Option		Have Not		Have Not	Have Not		Have Not
	Option Grant	Exercisable	Unexercisable		Options (1)	Price	Expiration		Vested		Vested	Vested(1)		Vested(2)
Name	Date	(#)	(#)		(#)	($)	Date	Grant Date	(#)		($)	(#)		($)
Steven A. Davis	6/13/2006		12,000	(3)		$27.38	6/13/2016	6/13/2006	17,180	(8)	$473,653
	6/11/2007		34,278	(4)		37.62	6/11/2017	6/11/2007	41,367	(9)	1,140,488
	6/10/2008				45,513 (5)	33.95	6/10/2018	6/10/2008				51,118	(10)	$1,409,323

Donald J. Radkoski	8/26/1992		880	(6)		9.69	3/15/2011
	6/11/1993		280	(6)		8.69	3/15/2011
	5/2/1994		2,516	(6)		10.66	3/15/2011
	5/1/1995		2,824	(6)		10.19	3/15/2011
	5/1/2000		1,519	(6)		6.78	3/15/2011
	4/30/2001		1,678	(6)		9.50	3/15/2011
	6/6/2002	40,301				31.16	6/6/2012
	6/10/2003	28,194				27.84	6/10/2013
	6/16/2004	50,910				26.68	6/16/2014
	6/14/2005	8,073	4,036	(7)		23.22	6/14/2015
	6/13/2006	3,362	6,722	(3)		27.38	6/13/2016	6/13/2006	10,428	(8)	287,500
	6/11/2007		7,389	(4)		37.62	6/11/2017
	6/10/2008				9,307 (5)	33.95	6/10/2018	6/10/2008				10,453	(10)	$288,189

Roger D. Williams	6/6/2002	47,636				31.16	6/6/2012
	6/10/2003	3,591				27.84	6/10/2013
	6/16/2004	60,175				26.68	6/16/2014
	6/14/2005	1	4,770	(7)		23.22	6/14/2015
	6/13/2006	3,988	7,976	(3)		27.38	6/13/2016	6/13/2006	12,834	(8)	353,833
	6/11/2007		9,710	(4)		37.62	6/11/2017
	6/10/2008				12,573 (5)	33.95	6/10/2018	6/10/2008				14,784	(10)	$407,595

J. Michael Townsley	6/16/2004	6,984				26.68	6/16/2014
	6/14/2005	4,153	2,076	(7)		23.22	6/14/2015
								6/13/2006	1,970	(8)	54,313
	6/11/2007		1,988	(4)		37.62	6/11/2017	6/11/2007	3,831	(9)	105,621
	6/10/2008				5,352 (5)	33.95	6/10/2018	6/10/2008				7,117	(10)	$196,216

Randall L. Hicks	5/2/1994		790	(6)		10.66	3/15/2016
	5/1/1995		499	(6)		10.19	3/15/2016
	5/1/2000		464	(6)		6.78	3/15/2016
	6/14/2005		2,871	(7)		23.22	6/14/2015
	6/13/2006		3,782	(3)		27.38	6/13/2016	6/13/2006	4,476	(8)	123,403
	6/11/2007		4,098	(4)		37.62	6/11/2017
	6/10/2008				20,163 (5)	33.95	6/10/2018	6/10/2008				6,071	(10)	$167,377

(1)	The amounts shown in these columns represent the actual option and stock grants awarded to each named executive on June 10, 2008, under our performance incentive plan with respect to fiscal 2008 performance. They are considered “unearned” as they were not awarded until after the end of fiscal 2008 (April 25, 2008). See the “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns in the “Grants of Plan-Based Awards” table for the range of amounts that were possible for these awards. The total for Mr. Hicks includes the Chairman’s Award of 15,000 options granted in June 2008 in recognition of his exemplary efforts in reducing labor costs at Bob Evans Restaurants during fiscal 2008.

(2)	The market values indicated in this column are based on the closing price of our stock as of April 25, 2008 ($27.57), not the value of the award on the date of grant (June 10, 2008).

(3)	Options vest 1/2 on June 13, 2008 and 1/2 on June 13, 2009.

(4)	Options vest 1/3 on June 11, 2008, 1/3 on June 11, 2009 and 1/3 on June 11, 2010.

(5)	Options vest 1/3 on June 10, 2009, 1/3 on June 10, 2010 and 1/3 on June 10, 2011.

(6)	Options vest when the named executive becomes eligible to retire under the 1992 Plan (age 55 with at least 10 years of service) — April 24, 2010 for Mr. Radkoski and January 27, 2015 for Mr. Hicks.

(7)	Options vest on June 14, 2008.

(8)	Shares vest 1/2 on June 13, 2008 and 1/2 on June 13, 2009.

(9)	Shares vest 1/3 on June 11, 2008, 1/3 on June 11, 2009 and 1/3 on June 11, 2010.

(10)	Messrs. Radkoski, Williams and Hicks are eligible to retire under the 2006 Plan (age 55 with at least 10 years of service or age plus years of service equals 70 or more with at least 10 years of service) and therefore, shares awarded to them on June 10, 2008, had no vesting requirements. Shares awarded to Messrs. Davis and Townsley vest 1/3 on June 10, 2009, 1/3 on June 10, 2010 and 1/3 on June 10, 2011.

Option Exercises and Stock Vested

The following table provides information for the named executives on (1) options exercised during fiscal 2008, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired through stock grants and/or upon the vesting of restricted stock awards and the value realized. The values shown below do not reflect the payment of any applicable withholding tax and/or broker commissions.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting (1)	on Vesting (2)
Name	(#)	($)	(#)	($)

Steven A. Davis	6,000	$38,640	8,591	$329,035
Donald J. Radkoski	47,445	796,857	14,132	535,192
Roger D. Williams	61,399	658,394	18,768	710,416
J. Michael Townsley	0	0	986	37,764
Randall L. Hicks	8,011	100,397	7,111	269,038

(1)	Includes 8,917; 12,350; and 4,873 shares awarded on June 11, 2007, to Messrs. Radkoski, Williams and Hicks, respectively, with no vesting requirements as each was eligible to retire under the 2006 Plan.

(2)	Value realized for stock grants was calculated using the closing stock price on the grant date. Restricted stock award “value realized” was calculated using the closing stock price on the date the restricted stock award vested.

Nonqualified Deferred Compensation

We maintain two plans that provide for the deferral of compensation on a basis that is not tax-qualified — the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Executive Deferral Plan and the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan or “SERP.”

Executive Deferral Plan.  The executive deferral plan is a nonqualified deferred compensation plan intended to supplement our 401(k) plan. Currently, approximately 150 employees are eligible to participate in the deferral plan, including our executive officers.

Our deferral plan is intended to promote personal savings and offset contribution limits under our 401(k) plan. The primary benefit to participants in this plan is that most taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan.

Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and their cash bonuses into the plan before most taxes are withheld. Specifically, each participant may contribute up to (1) 100 percent of his or her cash bonus and (2) 80 percent of his or her base salary.

Participants “invest” the amounts they contribute among 16 investment choices. Contributions are not actually invested in these funds. Instead, we hold the contributions and credit or debit the value of each participant’s plan account based on the performance of the investment funds he or she selects. Participants can change their investment selections on a daily basis. They do not receive preferential earnings on their contributions.

We match participant contributions to the deferral plan $.50 on the dollar for (1) the first six percent of compensation contributed, less (2) the actual deferral percentage for each highly compensated employee calculated under the 401(k) plan. Participant contributions to the deferral plan vest immediately, while our matching contributions vest in increments based on years of service generally on the same schedule as the 401(k) plan.

We have the authority to make discretionary company contributions to participants’ deferral plan accounts. We have used this authority to make a one-time contribution for each named executive in an amount intended to cover some of the cost of post-retirement health insurance premiums. We did this because we decided to stop paying our portion of health insurance premiums after retirement (due to escalating costs), and we wanted to partially offset the loss of this benefit. In February 2007, the Compensation Committee eliminated this practice, and officers elected after this date will not receive this one-time contribution.

Prior to January 1, 2008, participants elected to allocate their contributions to the executive deferral plan among the following three distribution accounts.

•	Education Distribution Account — Under this account, participants generally can elect to receive the vested amount in a lump-sum in the year they specify or in annual installments for up to five years beginning in the year they specify.

•	In-Service Distribution Account — Under this account, participants generally receive the vested amount in a lump-sum in the year they specify.

•	Retirement Distribution Account — Under this account, participants generally can elect to receive the vested amount in a lump-sum in the year they specify or periodically over the period they specify (which may not be greater than 10 years). Our matching contributions and discretionary contributions were previously credited to this account.

Generally, participants will receive the vested amount held in any of the three distribution accounts on the earliest to occur of the year they select (as described above), termination of their employment before age 55 (except in the case of the retirement account, in which case the trigger is termination regardless of age), death or disability. Also, participants will receive a lump sum distribution if they die, become disabled or terminate their employment before age 55.

On and after January 1, 2008, contributions deferred under the executive deferral plan are not allocated to the distribution accounts described above. Instead, participant deferrals are credited to a single account, while employer contributions are credited to another account. Generally, participants will receive the vested amount held in these accounts in connection with the earliest to occur of the first day of the calendar year they select in a deferral election form (in the case of participant deferrals only), termination of their employment, death or disability. Participants may receive these distributions in a lump sum or annual installments, depending upon the reason for the distribution and the participants’ prior deferral elections.

Participants can also receive distributions of vested amounts if they suffer a financial hardship.

Participants’ rights to receive their deferral plan account balances from us are not secured or guaranteed. However, we account for the participants’ plan balances in our financial statements. To offset this liability, we invest in company-owned life insurance policies within a rabbi trust.

The executive deferral plan is intended to comply with the requirements affecting deferred compensation under Section 409A of the Internal Revenue Code. For example, the executive deferral plan has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Internal Revenue Code.

Supplemental Executive Retirement Plan.  We maintain a SERP for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. We make all contributions to the SERP (i.e., there are no participant contributions). We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers with Bob Evans if their employment with us ends prior to their retirement.

The SERP is designed to pay a participant who retires at age 62 after at least 20 years of service with an annual target benefit equal to 55 percent of his or her “final average earnings” when combined with our contributions to the participant’s 401(k) plan account and 50 percent of the participant’s Social Security benefit. “Final average earnings” generally means the participant’s average compensation over the 5-year period during the last 10 years of employment (before age 62) during which the participant’s compensation was highest.

The SERP benefit is earned over the course of the participant’s career. For example, if a participant is expected to have 35 years of service at age 62, then the participant will earn 1.57 percent of the target benefit per year of service (55 percent divided by 35 years). Each year, an actuary calculates each participant’s earned target benefit. If the earned target benefit has increased from the prior year, then the actuary calculates the amount we need to contribute to the participant’s SERP account to account for the increase. The actuary uses a set of assumptions when calculating the amount of our annual contribution. For example, the actuary assumes that each participant will receive an annual salary increase of 4 percent and that contributions to the SERP will earn 10 percent annually. If these assumptions are not accurate (for example, the contributions earn less than 10 percent ), we do not make-up the difference.

The amounts we contribute to each participant’s SERP account are “invested” among 16 investment funds. Contributions are not actually invested in these funds. Instead, we hold the contributions and increase or decrease the value of each participant’s SERP account based on the performance of the investment funds. Participants do not receive preferential earnings on our contributions.

Generally, a participant will receive a distribution of his or her SERP account upon:

•	early retirement (age 55 and at least 10 years of service or the participant’s age plus years of service equals 70 or more and the participant has at least 10 years of service);

•	normal retirement (age 62);

•	death; or

•	disability.

A participant will also be entitled to a distribution if there is a change in control and, within the following 36 months, the SERP is terminated and not replaced with a similar program providing comparable benefits or an event occurs that triggers a change in control payment under the participant’s change in control agreement.

If a participant’s employment with us ends for any reason other than retirement, death, disability or a change in control (as described above), then the participant will forfeit his or her SERP account.

Generally, a participant will receive his or her SERP distribution in 10 annual installments beginning within 60 days after termination of employment. However, a participant may elect to receive his or her SERP benefits that are not subject to Section 409A of the Internal Revenue Code in 10 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65 or a lump sum within 60 days after the valuation date that coincides with or immediately follows the termination of employment. In addition, a participant may elect to receive his or her SERP benefits that are subject to Section 409A of the Internal Revenue Code:

•	in up to 20 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65; or

•	in up to 20 annual installments beginning within 60 days after the participant’s termination of employment; or

•	in a lump sum within 60 days after the participant’s termination of employment; or

•	in a lump sum on the last day of the fiscal year in which the participant reaches age 65.

Participants’ rights to receive their SERP balances from us are not secured or guaranteed. However, we account for participants’ plan balances in our financial statements. To offset this liability, we invest in company-owned life insurance policies within a rabbi trust.

The SERP is intended to comply with the requirements affecting deferred compensation under Section 409A of the Internal Revenue Code. For example, the SERP has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Internal Revenue Code.

In the past, we allowed participants to elect to receive nonqualified stock options instead of their annual cash contribution under the SERP. These options were granted under our 1992 Nonqualified Stock Option Plan and the exercise prices were equal to 50 percent of the closing price of our stock on the grant date. We have amended the 1992 Plan and the outstanding options granted under our 1992 Plan to either comply with Section 409A of the Internal Revenue Code or meet an exemption under Section 409A of the Internal Revenue Code. Also, we stopped granting options under the 1992 Plan in April 2002, and the 1992 Plan was terminated (as to future awards).

The following table sets forth contributions (by the named executives and us), earnings, distributions and the total dollar balance for each named executive for fiscal 2008 under the executive deferral plan and the SERP.

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance
		Contributions in	Contributions in	Earnings	Withdrawals/	at Last
		Last FY (1)	Last FY (2)	in Last FY (3)	Distributions (4)	FYE
Name	Type of Plan	($)	($)	($)	($)	($)

Steven A. Davis	Deferral Plan	$183,351	$36,154	$(5,417)	$0	$322,723
	SERP	0	134,078	(3,291)	0	130,787
Donald J. Radkoski	Deferral Plan	142,739	12,828	16,336	0	1,111,958
	SERP	0	71,294	2,808	0	540,797
Roger D. Williams	Deferral Plan	81,711	18,288	598	82,820	179,909
	SERP	0	340,958	(321)	0	1,164,516
J. Michael Townsley	Deferral Plan	23,881	7,692	(4,642)	0	159,594
	SERP	0	45,299	(309)	0	127,146
Randall L. Hicks	Deferral Plan	36,046	11,892	(8,734)	0	275,678
	SERP	0	40,569	1,448	0	292,265

(1)	This column includes cash contributions to the executive deferral plan in the amounts of $183,351; $110,271; $39,536; $17,672 and $5,648 made by Messrs. Davis, Radkoski, Williams, Townsley and Hicks, respectively. These amounts are also included in the “Salary” column totals reported in the “Summary Compensation Table” for fiscal 2008. The remainder of each contribution amount shown in this column was deferred from the annual cash bonus awarded to each of the named executives in June 2007 for fiscal 2007 performance, and therefore is not reflected in the Summary Compensation Table.

(2)	The executive deferral plan contributions reported in this column represent our matching contributions for each executive to “make-up” for the limitations imposed by the IRS on our matching contributions to the 401(k) plan. Each of the SERP contributions included in this column represents the amount granted to the named executive by the Compensation Committee in June 2007 in accordance with the plan described in the narrative preceding this table. All contributions reflected in this column for both plans are also included in the “All Other Compensation” column totals reported in the “Summary Compensation Table.”

(3)	Represents the market-based earnings credited to each executive’s accounts in accordance with the plans described in the narrative preceding this table. Amounts in parentheses denote a loss.

(4)	Participants in the SERP may not receive distributions during their employment, except in the event of hardship. Distributions are made under our executive deferral plan only in accordance with the requirements of Section 409A of the Internal Revenue Code and the plan, which is more fully explained in the narrative preceding this table.

Change in Control Arrangements

We have entered into change in control agreements with each of our officers, including our named executives. These agreements provide the officers with severance benefits if their employment is terminated under certain circumstances related to a “change in control” (as defined in the agreements).

Termination by Us Without Cause.  Each agreement provides that we may terminate the officer without cause, although we must pay the officer’s compensation and benefits through the date of termination. If the termination falls within the period beginning 6 months before and ending 36 months after a change in control, we must also pay the officer an amount referred to as the “severance payment,” which is equal to the sum of:

•	the value of the officer’s unused vacation and compensation days;

•	2.99 times the officer’s average annual taxable compensation for the five fiscal years ending before the change in control;

•	a prorated portion of the officer’s average cash bonus for the three fiscal years ending before the date his or her employment is terminated; and

•	any other change in control benefit the officer is entitled to receive under any other plan, program or agreement with us or any of our subsidiaries.

We will also continue health and life insurance programs for the officer and his or her family for a period of 36 months following the termination of employment.

Termination by the Executive Officer for Good Reason.  Each agreement provides that the officer may terminate his or her employment for “good reason.” The officer will have “good reason” to terminate his or her employment if, among other things, we do any of the following without his or her consent:

•	breach the agreement;

•	reduce the officer’s title, duties, responsibilities or status;

•	assign duties to the officer that are inconsistent with the officer’s position;

•	reduce the officer’s total cash compensation by 10 percent or more;

•	require the officer to relocate to an office more than 50 miles away from his or her current office; or

•	fail to continue or adversely modify any material fringe benefit, compensation, retirement, deferred compensation or insurance plan in which the officer participated at the time of the change in control.

If the officer’s termination date falls within the period beginning 6 months before and ending 36 months after the change in control and the officer has “good reason” for terminating his or her employment, we must:

•	pay the officer’s compensation and benefits through the date of termination;

•	pay the officer the severance payment; and

•	continue health and life insurance programs for the officer and his or her family for a period of 36 months following the employment termination date.

Disability.  If the officer becomes disabled (as defined in the agreement), the officer’s employment may be terminated by us or the officer. If the termination date falls within the 36-month period following a change in control, the agreement will terminate effective as of that date and the officer will receive a lump sum payment equal to the severance payment less:

•	one-half of the Social Security disability benefit payable;

•	the amount by which the officer’s company-funded benefit under any retirement or deferred compensation plan is enhanced because of the disability; and

•	the value of any company-funded disability income or other benefits the officer is entitled to receive under any disability plan or program.

We will continue to pay the officer’s compensation and benefits through the employment termination date and will continue health and life insurance programs for the officer and his or her family for a period of 36 months following the employment termination date.

Death, Termination for Cause and Retirement.  Each agreement provides that it will terminate and no payments under the change in control agreement will be paid to the officer if:

•	the officer dies;

•	we terminate the officer’s employment “for cause” (which is defined to include the officer’s breach of the agreement, willful refusal to perform assigned duties and willful engagement in gross misconduct); or

•	the officer terminates employment after attaining the normal or mandatory retirement age specified in our retirement policy or any individual retirement agreement between us and the officer.

Effect of Section 280G of the Internal Revenue Code.  If any portion of the payments and benefits provided for in an agreement or any other plan, program or agreement between the officer and us would be considered “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code, we will either make excise tax reimbursement payments to the officer or reduce the officer’s payments to an amount which is $1 less than the amount that would be an excess parachute payment. We will select the alternative that provides the officer with a greater after-tax amount.

Term and Termination.  Each agreement has a one-year term that is automatically extended for one-year periods unless the agreement is otherwise terminated. An agreement may be terminated if, among other things, we notify the officer (no later than the February 28 preceding the end of the term) that we do not want to continue the agreement, provided that we cannot give this notice during the 36-month period following a change in control or at any time after we learn that activities have begun which would result in a change in control if completed.

We are in the process of preparing amendments to our existing change in control agreements in order to bring them into compliance with Section 409A of the Internal Revenue Code and to address other issues identified by our Compensation Committee.

Employment Agreement — Steven Davis

We entered into an employment agreement with Mr. Davis, effective May 1, 2006. The initial term of the employment agreement ends on April 30, 2009, but it will automatically renew for successive one-year terms unless either party provides written notice of nonrenewal at least 60 days prior to the expiration of any term.

The employment agreement provides that Mr. Davis will:

•	receive a base salary of $650,000 per year, which may be increased, but not decreased, in the sole discretion of the Compensation Committee;

•	be eligible to receive a performance-based annual cash bonus as determined by the Compensation Committee;

•	be eligible to participate in our performance incentive plan;

•	be eligible to participate in our health, disability, group term life insurance, pension, retirement, profit sharing and bonus plans, and any other perquisites and fringe benefits that may be extended from time to time to our next most senior executive officer;

•	be eligible to participate in the SERP and the executive deferral plan;

•	be eligible to receive equity-based compensation awards that may be extended from time to time at the level extended to our next-most senior executive officer;

•	receive a minimum of four weeks paid vacation annually; and

•	be provided with the use of a company car or a monthly car allowance determined by the Compensation Committee.

Per the terms of the employment agreement, on June 13, 2006, Mr. Davis was granted:

•	an incentive stock option to purchase 10,956 shares of our common stock and a nonqualified stock option to purchase 7,044 shares of our common stock, each with an exercise price of $27.38 per share and vesting in three equal installments beginning June 13, 2007;

•	10,957 shares of our common stock; and

•	25,771 shares of restricted stock, which vest in three equal annual installments beginning June 13, 2007.

The employment agreement provides that Mr. Davis must maintain the confidentiality of our confidential information. Further, during his employment, Mr. Davis will not, without the prior written consent of the Board, directly or indirectly, engage in or render any services to any business in North America engaged in the family or casual dining restaurant industry or in any other segment of the restaurant industry in which we or any of our subsidiaries may become involved prior to the termination of his employment. During Mr. Davis’ employment and for two years thereafter, he will not (for himself or for any third party) employ or hire any of our employees or solicit, induce, recruit or cause any of our employees to terminate his or her employment.

If Mr. Davis suffers a “disability” (as defined in the employment agreement), we may terminate his employment upon 30 days prior written notice. During any period that Mr. Davis fails to perform his duties as a result of a disability, he will continue to receive his base salary until his employment is terminated, less any amounts payable to Mr. Davis under our disability insurance. Additionally, we may terminate Mr. Davis’ employment at any time for “cause” (as defined in the employment agreement), and Mr. Davis may terminate the employment agreement for any reason upon at least 60 days’ prior notice. If we terminate Mr. Davis’ employment as a result of a disability or for cause, if Mr. Davis voluntarily terminates his employment, or if he dies during the term of the employment agreement, he (or his beneficiary) will be entitled to:

•	the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days;

•	payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and

•	any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

We may terminate Mr. Davis’ employment for any reason upon 14 days prior written notice. Also, Mr. Davis may terminate his employment at any time for “good reason” (as defined in the employment agreement). If we terminate Mr. Davis’ employment for any reason other than death, disability or cause, or if he terminates his employment for good reason, then he will be entitled to:

•	the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days;

•	payment for any unreimbursed business expenses he incurred prior to the termination of his employment;

•	any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions;

•	any prior year earned, but unpaid, bonus;

•	continuation of his base salary for 24 months;

•	a prorated bonus for the then current fiscal year; and

•	payment of premiums under our group health and medical policies for up to 24 months for coverage substantially similar to that provided to Mr. Davis and his dependents on the date his employment is terminated.

If Mr. Davis terminates his employment, either with or without good reason, or if we terminate his employment with or without cause (other than termination due to his disability), the noncompetition provisions of the agreement will continue for 24 months following the termination of Mr. Davis’ employment.

If either party provides the other with notice of nonrenewal at least 60 days prior to the expiration of any term of the employment agreement, then Mr. Davis’ employment will terminate at the end of such term, and he will be entitled to:

•	the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days;

•	payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and

•	any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

If Mr. Davis gives notice of nonrenewal, the noncompetition provisions of the employment agreement will continue for 24 months following the termination of Mr. Davis’ employment. In the event that we provide the notice of nonrenewal, Mr. Davis may elect to continue the noncompetition provisions and be entitled to receive his base salary for each month during which he elects to continue such provisions (up to a maximum of 24 months).

Upon termination of Mr. Davis’ employment for any reason:

•	Mr. Davis’ participation in all of our compensation and benefit plans will cease upon the effective termination date and all unvested bonuses, equity awards and other like items will immediately lapse, except as otherwise provided in the applicable plans or the employment agreement; and

•	all amounts Mr. Davis owes to us, if any, will become immediately due and payable, and we will have the right to offset such amounts against any amounts we owe to Mr. Davis.

We are in the process of preparing an amendment to Mr. Davis’ employment agreement in order to bring it into compliance with Section 409A of the Internal Revenue Code and to address other issues identified by our Compensation Committee.

Potential Payouts upon Termination or Change-in-Control

The following table shows the approximate amounts payable to our named executives pursuant to our plans and individual agreements with the named executives in the event of their termination of employment under the circumstances described below. The figures in the table represent the incremental cost/value of the payments and do not include amounts that have already vested or been earned/paid. The table assumes that the terminations took place on April 25, 2008, the last day of fiscal 2008. The termination provisions of our change in control agreements and Mr. Davis’ employment agreement are described under the captions “Change in Control Arrangements” and “Employment Agreement — Steven Davis” above.

	Cash		Retirement	Health &	Tax
	Severance(1)	Equity(2)	Benefits(3)	Welfare(4)	Gross-Up(5)	Total
Steven A. Davis
Death	0	$1,616,439	$285,580	0	0	$1,902,019
Disability	0	1,616,439	285,580	0	0	1,902,019
For Cause	0	0	0	0	0	0
Voluntary/Retirement	0	1,616,439	0	0	0	1,616,439
Without Cause	$1,473,250	0	0	$20,798	0	1,494,048
Change-in-Control	4,621,017	1,616,439	285,580	31,017	$948,802	7,502,856

Roger D. Williams
Death	0	374,942	0	0	0	374,942
Disability	0	374,942	0	0	0	374,942
For Cause	0	0	(1,164,516)	0	0	(1,164,516)
Voluntary/Retirement	0	374,942	0	0	0	374,942
Without Cause	0	0	0	0	0	0
Change-in-Control	0	374,942	54,443	0	0	429,385

Donald J. Radkoski
Death	0	306,352	0	0	0	306,352
Disability	0	306,352	0	0	0	306,352
For Cause	0	0	(540,797)	0	0	(540,797)
Voluntary/Retirement	0	306,352	0	0	0	306,352
Without Cause	0	0	0	0	0	0
Change-in-Control	0	306,352	0	0	0	306,352

Michael J. Townsley
Death	0	242,467	148,550	0	0	391,017
Disability	0	242,467	148,550	0	0	391,017
For Cause	0	0	0	0	0	0
Voluntary/Retirement	0	242,467	0	0	0	242,467
Without Cause	0	0	0	0	0	0
Change-in-Control	916,773	242,467	148,550	31,017	200,629	1,539,436

Randall L. Hicks
Death	0	136,611	0	0	0	136,611
Disability	0	136,611	0	0	0	136,611
For Cause	0	0	(292,265)	0	0	(292,265)
Voluntary/Retirement	0	136,611	0	0	0	136,611
Without Cause	0	0	0	0	0	0
Change-in-Control	0	136,611	0	0	0	136,611

(1)	The cash severance payment payable to Mr. Davis upon a termination by us without cause represents the value of the continuation of his fiscal 2008 base salary for 24 months following termination of employment, as required by his employment agreement. The cash severance values payable to Messrs. Davis and Townsley upon termination following a change in control represent 2.99 times their average annual taxable compensation for the five fiscal years (two fiscal years for Mr. Davis) ending before the change in control and their average cash bonus for the three fiscal years (two fiscal years for Mr. Davis) ending before the termination of employment, as required by the change in control agreements. Messrs. Williams, Radkoski and Hicks are not eligible to receive cash severance payments under their current change in control agreements because they are eligible to retire (age 55 with at least 10 years of service or age plus years of service totals at least 70 with at least 10 years of service) .

(2)	Equity values represent the value of all options and restricted stock that would vest upon the termination event specified. Equity values are based on a stock price of $27.57, which is the closing price of our stock on the last day of fiscal 2008.

(3)	Retirement benefit figures for Messrs. Davis and Townsley represent the present value of accumulated retirement benefits under the SERP and the present value of accumulated company contributions under our executive deferral plan that would vest upon the termination event specified. Amounts are not shown as payable to Messrs. Williams, Radkoski and Hicks upon death, disability, voluntary/retirement, termination without cause or change in control because they are fully vested in our SERP and executive deferral plan (except that Mr. Williams would receive a past service benefit of $54,443 under the SERP in the event of a change in control). Accordingly, we would not incur any incremental cost for these retirement benefits in the event of their termination of employment. Their aggregate account balances for Messrs. Williams, Radkoski and Hicks under the SERP and executive deferral plan as of April 25, 2008 are presented in the table above under the heading “Nonqualified Deferred Compensation.” Negative values are presented in the table for Messrs. Williams, Radkoski and Hicks in the event of termination for cause because they would forfeit their vested accumulated retirement benefit under the SERP in this circumstance.

(4)	The health and welfare benefit payable to Mr. Davis upon a termination by us without cause represents the cost of the premiums we would pay to continue health and life insurance programs for Mr. Davis and his family for a period of 24 months following termination of employment, as required by his employment agreement. The health and welfare benefits payable to Messrs. Davis and Townsley upon termination following a change in control represent the cost of the premiums we would pay to continue health and life insurance programs for them and their families for a period of 36 months following termination of employment. Messrs. Williams, Radkoski and Hicks are not eligible to receive health and welfare benefits under their current change in control agreements because they are eligible to retire (age 55 with at least 10 years of service or age plus years of service totals at least 70 with at least 10 years of service).

(5)	The tax gross-up figures shown for Messrs. Davis and Townsley represent the value of excise tax reimbursement we would make for amounts payable to them under their change in control agreements upon their termination following a change in control. Messrs. Williams, Radkoski and Hicks are not eligible to receive such payments under their current change in control agreements because they are eligible to retire (age 55 with at least 10 years of service or age plus years of service totals at least 70 with at least 10 years of service) .

TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a Related Person Transaction Policy that is administered by the Nominating and Corporate Governance Committee. The Policy applies to any transaction or series of transactions in which we participate, the amount involved exceeds $100,000, and a “related person” has a direct or indirect material interest. According to SEC rules, a “related person” is a director, officer, nominee for director, or five percent stockholder of the company since the beginning of the last fiscal year and their immediate family members. Related person transactions do not include: (1) interests arising solely from ownership of our stock if all stockholders receive the same benefit; (2) compensation to our executive officers if approved by our Compensation Committee; and (3) compensation to our directors if the compensation is disclosed in our proxy statement.

Under the Policy, all related person transactions will be referred to the Nominating and Corporate Governance Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. The Nominating and Corporate Governance Committee can approve and ratify only those transactions that it finds to be in our best interests. In making this determination, the Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to us; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

During fiscal 2008, the Nominating and Corporate Governance Committee reviewed and approved the following related person transactions in accordance with the Policy:

•	Mr. Gasser serves as Chairman, Chief Executive Officer and President of Greif, Inc. During fiscal 2008, we purchased corrugated products from Greif (primarily for use at our food products manufacturing plants) at an aggregate cost of approximately $230,000. We purchased the products in the ordinary course of our business. Sales of products to Bob Evans accounted for less than one percent of Greif’s gross profit for its fiscal year ended October 31, 2007. We began using different suppliers for these products during fiscal 2007, and this transition was completed during fiscal 2008. We are not currently purchasing any products from Greif.

•	Ms. Mallesch serves as Senior Vice President and Chief Financial Officer of each of Nationwide Mutual Insurance Company (“NMIC”), Nationwide Mutual Fire Insurance Company, Nationwide Insurance Company of Florida, Nationwide Assurance Company and Nationwide Property and Casualty Insurance Company, all of which are property-casualty insurance companies. NMIC is the ultimate majority parent company of Nationwide Financial Services, Inc. (“NFS”), which is the holding company for Nationwide Life Insurance Company (“NLIC”) and other companies that comprise the domestic life insurance and retirement savings operations of the Nationwide group of companies (“Nationwide”). Among the Nationwide entities that market products directly to customers are two with which we had relationships and transactions during fiscal 2008 and continue to: (a) Mullin TBG Insurance Agency Services, LLC (“Mullin TBG”), a joint venture between NFS’ majority-owned subsidiary TBG Insurance Services Corporation d/b/a TBG Financial (“TBG Financial”), and an unaffiliated third party; and (b) Nationwide Funds Group (“NFG”), which is wholly-owned by NFS. Ms. Mallesch does not serve as an executive officer or director or hold a similar position with NFS or any of its subsidiaries. Mullin TBG is the plan recordkeeper for our SERP and executive deferral plan. These two plans are informally funded by company-owned life insurance (“COLI”) policies using NLIC’s Private Placement Group Flexible Premium Variable Universal Life Insurance contracts (where policy values are held in a separate account of NLIC; the policy owner allocates premiums/policy values among various investment choices; and policy performance is based on market results). Also, during fiscal 2008, NMIC and two of the members of the Nationwide group held Senior Notes issued by our subsidiary BEF Holding Co., Inc. These relationships are described in more detail in the “Corporate Governance” section under the heading “Director Independence.”

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent auditor since 1980, and the Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 24, 2009. Before selecting Ernst & Young LLP, the Audit Committee carefully considered, among other things, that firm’s qualifications as our independent registered public accounting firm and the audit scope. Although not required under Delaware law or our governing documents, as a matter of good corporate governance, the Audit Committee has determined to submit its selection to our stockholders for ratification. In the event that this selection of the independent registered public accounting firm is not ratified by our stockholders at the annual meeting, the Audit Committee will review its selection of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 24, 2009.

Preapproval of Services Performed by the Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to preapprove the audit services and permitted nonaudit services performed by the independent registered public accounting firm in order to ensure that they do not impair our auditors’ independence from us. SEC rules specify the types of nonaudit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with the SEC’s rules, the Audit Committee has adopted a policy which requires the Audit Committee preapprove all audit services and permitted nonaudit services provided by the independent registered public accounting firm to us or any of our subsidiaries. The policy contains a list of specific audit services, audit-related services and tax services that have been approved by the Audit Committee up to certain cost levels. This list is reviewed and approved by the Audit Committee at least annually. The preapproval of the services set forth in the list is merely an authorization for management to potentially use the independent registered public accounting firm for such services. The Audit Committee, with input from management, has the responsibility to set the terms of the engagement and negotiate the fees. The Audit Committee must specifically preapprove any proposed services that are not included in the list or that will exceed the cost levels set forth on the list. The Audit Committee may delegate preapproval authority to its Chair or another member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. In no event does the Audit Committee delegate to management its responsibility to preapprove services to be performed by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific preapproval by the Audit Committee must be submitted to our Controller and must include a detailed description of the services to be rendered. Our Controller will determine whether such services fall within the list of services that have been preapproved by the Audit Committee. If there is any question as to whether the proposed services have been preapproved, our Controller will contact the Audit Committee’s designee to obtain clarification or, if necessary, specific preapproval of the proposed services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that require specific preapproval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Controller and must include a joint statement as to whether, in their views, the request or application is consistent with the SEC’s rules on auditor independence.

Fees of the Independent Registered Public Accounting Firm

The following table shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2008 and 2007. The Audit Committee preapproved all of the services described below.

	2008	2007

Audit Fees	$519,100	$522,758
Audit-Related Fees	18,000	15,000
Tax Fees	27,700	27,450
All Other Fees	0	0

Total	$564,800	$565,208

Audit Fees:  This category includes the audit of our annual financial statements, the audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees:  This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits and accounting consultations.

Tax Fees:  This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice. In fiscal 2008 and 2007, no fees were paid to Ernst & Young LLP for tax planning services; all fees paid were for tax services related to tax return preparation, tax return review and technical tax advice.

All Other Fees:  None

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to oversee Bob Evans’ accounting and financial reporting process, audits of Bob Evans’ consolidated financial statements and Bob Evans’ internal audit function. The Audit Committee is also responsible for appointing, compensating and overseeing Bob Evans’ independent registered public accounting firm.

The Audit Committee is comprised of four independent directors, as defined by applicable NASDAQ and SEC rules, and operates under a written charter adopted by the Board of Directors. The charter is reviewed at least annually by the Audit Committee. The Audit Committee appoints Bob Evans’ independent registered public accounting firm. Ernst & Young LLP served as Bob Evans’ independent registered public accounting firm for fiscal 2008.

Management is responsible for the preparation, presentation and integrity of Bob Evans’ financial statements and for Bob Evans’ accounting and financial reporting processes, including the establishment and maintenance of an adequate system of internal control over financial reporting. Management is also responsible for preparing its report on the establishment, maintenance and assessment of the effectiveness of Bob Evans’ internal control over financial reporting. Bob Evans’ internal audit function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Bob Evans’ system of internal control over financial reporting. Deloitte and Touche LLP was approved by the Audit Committee to assist Bob Evans with its internal audit function during fiscal 2008. Ernst & Young LLP is responsible for performing an independent audit of Bob Evans’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on the effectiveness of Bob Evans’ internal control over financial reporting.

The members of the Audit Committee are not professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee met with management, Bob Evans’ internal auditors and Ernst & Young LLP throughout the year. The Audit Committee has reviewed and discussed the fiscal 2008 audited financial statements with management. The Audit Committee met with Ernst & Young LLP and the internal auditors, with and without management present, to discuss the results of their respective audits, their evaluations of Bob Evans’ system of internal control over financial reporting and the overall quality of Bob Evans’ financial reporting. In addition, the Audit Committee reviewed and discussed with Ernst & Young LLP all matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T.

The Audit Committee has reviewed and discussed with management its assessment and reported on the effectiveness of Bob Evans’ internal control over financial reporting as of April 25, 2008. The Audit Committee also reviewed and discussed with Ernst & Young LLP its review and report on Bob Evans’ internal control over financial reporting.

The Audit Committee has received from Ernst & Young LLP the written disclosures and a letter describing all relationships between Ernst & Young LLP and Bob Evans and its subsidiaries that might bear on Ernst & Young LLP’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T. The Audit Committee has discussed with Ernst & Young LLP any relationships with or services to Bob Evans or its subsidiaries that may impact the objectivity and independence of Ernst & Young LLP and the Audit Committee has satisfied itself as to the independence of Ernst & Young LLP.

Management and Ernst & Young LLP have represented to the Audit Committee that Bob Evans’ audited consolidated financial statements as of and for the fiscal year ended April 25, 2008, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Ernst & Young LLP.

Based on the Audit Committee’s discussions with management and Ernst & Young LLP and its review of the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board (and the Board approved) that Bob Evans’ audited consolidated financial statements and management’s report on the establishment, maintenance and assessment of the effectiveness of Bob Evans’ internal control over financial reporting be included in Bob Evans’ Annual Report on Form 10-K for the fiscal year ended April 25, 2008, filed with the SEC.

Submitted by: Audit Committee Members
Michael J. Gasser (Chair), Daniel A. Fronk, E.W. (Bill) Ingram III and G. Robert Lucas II

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our corporate headquarters, in care of our Vice President, General Counsel and Corporate Secretary. We must receive all submissions no later than April 1, 2009. We strongly encourage any stockholder interested in submitting a proposal to contact our Vice President, General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2009 annual meeting for inclusion in our proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly (rather than through our Nominating and Corporate Governance Committee), the stockholder may submit the proposal or nomination to our Vice President, General Counsel and Corporate Secretary between January 30, 2009 and April 1, 2009. However, if the date of the 2009 annual meeting is changed by more than 30 days from the anniversary of the 2008 annual meeting, our Vice President, General Counsel and Corporate Secretary must receive the notice no later than the close of business on the later of (1) the 90th day before the annual meeting or (2) the 10th day after the day on which we publicly disclose the date of the 2009 annual meeting.

Stockholders who intend to nominate an individual for election to the Board or to bring any other business before a meeting of stockholders must follow the procedures outlined in Section 2.07 of Article II of our Bylaws. Under these procedures, the stockholder must be a stockholder of record at the time we give notice of the meeting and be entitled to vote at the meeting. The stockholder also must provide a notice including the information specified in our Bylaws concerning the proposal or the nominee, and information regarding the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not comply with these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. Our Bylaws are posted on our Web site at www.bobevans.com in the “Investors” section under “Corporate Governance.” To make a submission or to request a copy of our Bylaws, stockholders should contact our Vice President, General Counsel and Corporate Secretary.

REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

Our Annual Report to Stockholders for the fiscal year ended April 25, 2008, which contains financial statements for such fiscal year and the signed report of Ernst & Young LLP, independent registered public accounting firm, with respect to such financial statements, will be presented at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material, and our management does not intend to ask, suggest or solicit any action from the stockholders with respect to the Annual Report.

OTHER MATTERS

As of the date of this proxy statement, the only business management intends to present at the annual meeting consists of the matters set forth in this proxy statement. If any other matters properly come before the annual meeting, then individuals appointed by the Board will vote on those matters in their discretion in accordance with their best judgment. All valid proxies received will be voted unless they are properly revoked.

You are requested to vote by visiting the www.proxyvote.com Web site as indicated on the proxy card, calling (800) 690-6903, or by signing, completing and dating a proxy card and mailing it promptly in the envelope provided. Your vote is very important.

By Order of the Board of Directors,

Steven A. Davis
Chairman and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 8, 2008
Southern Theatre
21 E. Main St.
Columbus, Ohio 43215
Meeting begins at 10:00 a.m. — Doors open at 9:00 a.m.

Stockholders of record as of July 10, 2008, are welcome to attend the 2008 Annual Meeting of Stockholders of Bob Evans Farms, Inc. Please note the following admission requirements:

•	If you are the stockholder of record, you must bring (1) valid government-issued picture identification and (2) an admission ticket (which is attached to the enclosed proxy card) or a copy of the Notice of Internet Availability of Proxy Materials that you received in the mail in order to enter the meeting.

•	If your shares are held in the name of your broker, bank or other stockholder of record, you must bring (1) valid government-issued picture identification and (2) an account statement or a letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 10, 2008, in order to enter the meeting.

•	If you are the representative of a corporation, limited liability company, partnership or other legal entity that holds shares of our common stock, you must bring (1) valid government-issued picture identification and (2) acceptable evidence of your authority to represent the legal entity at the meeting. Only one representative may attend.

•	If you arrive at the annual meeting without the required items described above, you will be unable to attend the meeting unless we can otherwise verify your ownership of our common stock as of July 10, 2008.

•	You may not bring cameras or recording equipment or similar devices into the annual meeting. Cell phones must be turned off.

The annual meeting will be available live or over the Internet via Web cast at www.bobevans.com/ir. A replay will also be available on our Web site following the meeting. For more information, please contact our Investor Relations Department at (614) 492-4959.

   3776 SOUTH HIGH STREET
   COLUMBUS, OH 43207
THREE WAYS TO VOTE
VOTE BY INTERNET - www.proxyvote.com
1)	Read the proxy statement and have the proxy card below at hand.

2)	Go to Web site www.proxyvote.com.

3)	Follow the instructions provided on the Web site.

4)	Proxies must be received by 11:59 p.m. Eastern Time on September 7, 2008.
VOTE BY PHONE - 1-800-690-6903
1)	Read the proxy statement and have the proxy card below at hand.

2)	Call 1-800-690-6903.

3)	Follow the instructions.

4)	Proxies must be received by 11:59 p.m. Eastern Time on September 7, 2008.
VOTE BY MAIL
1)	Read the proxy statement.

2)	Check the appropriate boxes on the proxy card below.

3)	Sign and date the proxy card.

4)	Return the proxy card in the envelope provided or return it to Bob Evans Farms, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717.

5)	Proxies must be received by 11:59 p.m. Eastern Time on September 7, 2008.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BOBEV1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

BOB EVANS FARMS, INC.

Your board recommends you vote “FOR” each of the nominees for director and “FOR” Proposal 2.

Vote on Directors

1.	Election of three Class I directors.	For	Against	Abstain

Nominees:

	1 a. Cheryl L. Krueger	☐	☐	☐

	1 b. G. Robert Lucas II	☐	☐	☐

	1 c. Eileen A. Mallesch	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

NOTE: Please sign as name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should both sign.

Signature [PLEASE SIGN WITHIN BOX]	Date
Vote on Proposal

		For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

Signature (Joint Owners)	Date

ADMISSION TICKET
2008 Annual Meeting of Stockholders
Monday, September 8, 2008
10:00 A.M.
Southern Theatre
21 E. Main St.
Columbus, Ohio 43215
This is your admission ticket to the meeting. This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable. You will be asked to present valid government-issued picture identification, such as a driver’s license. You may not bring cameras or recording equipment or similar devices into the meeting. Cell phones must be turned off.
The Southern Theatre is located at the northeast corner of E. Main St. and S. High St. in downtown Columbus, Ohio. Directions to the Southern Theatre can be obtained by calling (614) 340-1896.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 8, 2008
The undersigned hereby appoints Steven A. Davis and Donald J. Radkoski, or either of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), to be held at the Southern Theatre, 21 E. Main St., Columbus, Ohio 43215, on Monday, September 8, 2008, at 10:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the annual meeting, including but not limited to the matters set forth on the reverse side.
If shares of common stock of the Company are allocated to the account of the stockholder identified on this card under the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the “401(k) Plan”), then such stockholder hereby directs Mellon Bank, N.A., the trustee of the 401(k) Plan (the “Trustee”), to vote (1) all of the shares of common stock of the Company allocated to such stockholder’s account under the 401(k) Plan in accordance with the instructions given herein at the annual meeting, and any adjournments or postponements thereof, on the matters set forth on the reverse side. Instructions to the Trustee are strictly confidential. If no instructions are given, the shares allocated to such stockholder’s account in the 401(k) Plan will not be voted.
You are encouraged to specify your vote on the matters to be voted upon at the annual meeting by marking the appropriate boxes on the reverse side. This proxy, when properly executed, will be voted as you indicate. If no instructions are given, this proxy will be voted FOR Proposals 1 and 2 and will be voted in the discretion of the proxies upon such other matters as may properly come before the annual meeting. The full text of the proposals and the position of the Board of Directors on each proposal appear in the proxy statement and should be reviewed prior to voting.
The undersigned hereby acknowledges receipt of the Notice of Internet Availability of Proxy Materials, the proxy statement and the Company’s annual report to stockholders. The undersigned hereby revokes all proxies previously given to vote at the annual meeting or any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)